Exhibit 10.11
HEWLETT-PACKARD COMPANY
AGREEMENT NUMBER XXXX-XXXXXX
This Short Form Product Purchase Agreement (“Agreement”) is made and entered into as of the 8th day of October, 2004, (the “Effective Date”) by and between Hewlett-Packard Company (“HP”), a Delaware Corporation having its principal place of business at 3000 Hanover Street, Palo Alto, California 94304, and Voltaire, Inc. (“Supplier”), having a principal place of business at 6 Fortune Drive, Billerica, MA 01821; herein collectively referred to as the “Parties”.
1.	Purpose

The products (“Products”) to be purchased hereunder are set forth on Exhibit A attached hereto. Nothing in this Agreement obligates HP to purchase any minimum quantity of Products. This Agreement, including HP’s “ORDER TERMS AND CONDITIONS, which is attached hereto as Exhibit B, establishes the minimum terms and conditions that shall apply to any purchase of Products made by either HP, or on HP’s behalf, by any other HP authorized third party manufacturing or servicing higher level assemblies for HP. Any Order or Acknowledgement or other legally binding volume commitment for Product which is entered during the Term will remain governed by this Agreement notwithstanding expiration or termination of this Agreement for any reason.

2.	Definitions. As used in this Agreement and any attached Exhibits, and in addition to other terms elsewhere defined in this Agreement, each of the following terms has the indicated meanings:
“Accepted Order” means an Order as to which Supplier has issued its Acknowledgment accepting the Order or which is deemed accepted as set forth in Section 6.3 or which otherwise constitutes a contract under Applicable Law, is legally binding or legally enforceable.
“Acknowledgment” means a written or electronic acknowledgment or confirmation issued by Supplier in response to and following Supplier’s receipt of an Order issued by HP or an Eligible Purchaser to Supplier for Delivery of Product.
“Affiliate” means an entity whose voting shares are owned less than fifty percent (50%), but at least ten percent (10%), by a party to this Agreement and which is not controlled by, or under common control with, a party to this Agreement as its Subsidiary.
“Applicable Law” means all constitutions, laws, statutes, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits and legally binding requirements of all federal, state and local governmental authorities applicable to any party’s performance under this Agreement.
“Business Day” (whether initial letters are capitalized or not) means a Day other than a Saturday, Sunday or a Day on which U.S. commercial banks in California, or, if different, commercial banking institutions in the location at which performance of an act or obligation under this Agreement is to occur, are closed or required to close under Applicable Law.
“Confidential Information” has the meaning set forth in Section 15.1 of Exhibit B.
“Current Version” shall be platform specific and shall mean the version of the Product which his included in HP software that is currently in production and generally available to Customers. Example: If version 6.2 is replaced by version 6.3 and version 6.3 is included in the HP software currently in production and generally available to Customers, then version 6.3 is the Current Version.
“Day” (whether initial letter is capitalized or not) means a calendar day and includes Saturdays, Sundays and holidays, except that, in the event that an obligation to be performed under this Agreement falls due on a day other than a Business Day, the obligation will be deemed due on the first Business Day thereafter.
“Delaying Cause” has the meaning set forth in Section 14.1 of Exhibit B.
“Delivery” or “Deliver” means, in accordance with an Accepted Order and this Agreement, delivery to common carrier for shipment or shipment and arrival of Product at the receiving area, as HP or an Eligible Purchaser may designate, and Supplier may agree, from time to time during the Term.
“Delivery Date” means the date specified in an Accepted Order for the Delivery of Product by Supplier to the destination required under the Accepted Order.
“Discontinued Product” has the meaning set forth in Section 9.1 of Exhibit B.

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“Documentation” means the technical documentation that Supplier will provide with Product from time to time during the Term and to the extent HP may reasonably request and show need for access.
“Eligible Purchaser” means HP Subsidiaries and HP Affiliates and, as may be mutually agreed in writing by Supplier and HP, HP Contractors and other third parties.
“Emergency Order” has the meaning set forth in Section 6.4
“Engineering Change” has the meaning set forth in Section 4.3 of Exhibit B.
“Enhancement” shall mean a request for an enhancement for improved function or feature of the Product.
“Epidemic Failure” has the meaning set forth in Section 6.9 of Exhibit B.
“Error” shall mean a demonstrable instance of adverse and incorrect operation of a Product that causes an impact to the HP Customer’s ability to conduct business.
“Failure” means a deviation from the Specification as determined by visual inspections and/or mechanical or electrical testing. Failures will be verified using diagnostic tools and processes approved by HP and/or its Eligible Purchases. Failures may be discovered during qualification, manufacturing, final assembly or as a result of returns from HP, its Eligible Purchasers or HP Customers.
“Forecast” means HP’s non-binding estimate of purchases of Product over a one (1) year period, or such other period as may be designated by the parties.
“HP Contractor” or “Contractor” means any third party which performs work for HP or HP Subsidiaries or Affiliates and which requires Product from Supplier. HP Contractors are independent contractors of HP or its Subsidiaries or Affiliates and are not legally related to HP or its Subsidiaries or Affiliates as agent, employee, partner, joint venturer or other manner.
“HP Products” means the HP products or systems that include or incorporate Product and that will be marketed and sold to end-user customers by HP or HP Subsidiaries or Affiliates and its and their resellers.
“HP Property” means all property including without limitation models, tools, equipment, copies of designs and documentation and other materials that may be furnished to Supplier by HP or on HP’s behalf or separately paid for by HP for use by Supplier in connection with this Agreement or any Order.
“HP Warehouse” means any facility which is owned, leased, rented or use of which is otherwise arranged by HP where HP inventory, including raw material, components and work-in-process, may be stored.
“Indemnitee” has the meaning set forth in Section 13.1 of Exhibit B.
“Infringing Product’ has the meaning set forth in Section 13.3 of Exhibit B.
“Intellectual Property Rights” means any ideas, whether or not patentable, inventions, discoveries, processes, works of authorship, marks, names, know-how, and any and all rights in such materials on a worldwide basis, including any rights in patents, inventor’s certificates, utility models, copyrights, moral rights, trade secrets, mask works, trade names and marks and other analogous rights.
“IP Claim” has the meaning set forth in Section 13.1.6 of Exhibit B.
“Lead Time” means the time between the date an Order is accepted and the Delivery Date.
“Mark” (whether initial letter is capitalized or not) means any trademark, service mark, trademark and service mark application, trade dress, trade name, logo, insignia, symbol, design or other marking identifying a party or its products.
“Month” and “year” mean calendar month and year.
“Non-cancelable Order” means an Accepted Order that due to special circumstances (e.g., ordered quantities or item of Product) or agreement of the parties may not be rescheduled or canceled by HP. Any Accepted Order for Unique Product will be deemed to be a Non-cancelable Order.

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“Non-SMI” has the meaning set forth in Section 6.6.
“Order” means a written or electronic purchase order or release issued by HP or an Eligible Purchaser to Supplier for Delivery of Product.
“Personal Data” shall have the meaning set forth in Section 12.12 of Exhibit B.
“Product” or “Products” includes any goods and services set forth in Exhibit A, Parts and all related Documentation and other deliverables provided pursuant to this Agreement. “Parts” means the spares, replacements, components and other items that may be supplied in conjunction with or as additions to Product.
“Return Materials Authorization” or “RMA” has the meaning set forth in Section 7.3 of Exhibit B.
“Schematics” means construction and assembly drawings, photo-tooling for PCBs, and codes, software or firmware for custom or proprietary components.
“Services” has the meaning set forth in Exhibit C.
“Shipment” (whether initial letter is capitalized or not) means the date of shipment from Supplier’s facility, or in the case of Product shipped from a third party warehouse, the date of shipment from the third party warehouse to HP or an Eligible Purchaser’s facility.
“Software” means one or more programs capable of operating on a controller, processor or other device or hardware product. Software may be a separate Product, included with another Product or fixed in a device or hardware product and not removable in normal operation.
“Specifications” means Supplier’s standard specifications for Product, the technical and functional requirements for Product set forth in Exhibit A, any Unique Specification and any other requirements which may be attached hereto or referred to herein or agreed to by the parties or which may be published in Supplier’s manuals and technical data sheets for Product in effect on the date Supplier Delivers the corresponding Order.
“Subcontractor” means any third party, under contract or other arrangement with Supplier, with responsibility for supply of components or parts for Product, Support of Product, or for assembly, storage or configuration of Product.
“Subsidiary” means an entity controlled by, or under common control with, a party to this Agreement, through ownership or control of fifty percent (50%) or greater of the voting power of the shares or other means of ownership or control, for as long as such ownership or control continues to exist.
“Supplier Managed Inventory” or “SMI” means a program or process for Supplier’s inventory to be stored at Hubs or within Supplier’s designated area within an HP Warehouse.
“Support” means technical support and other Services as set forth in Exhibit C, standard services Supplier customarily provides for Product, or substantial equivalent, and services for Product mutually agreed to be provided by Supplier to HP; provided that if Product includes or constitutes Software, Support also includes fixes, updates and upgrades, unless otherwise agreed.
“Technical Information” means Supplier’s manufacturing information and technology to produce Product and provide Support, including without limitation: (i) specifications, software, schematics, designs, drawings or other materials pertinent to the most current revision level of manufacturing of Product; (ii) copies of all inspection, manufacturing, test and quality control procedures and any other work processes; (iii) jig, fixture and tooling designs; (iv) supplier history files; (v) support documentation; and (vi) any additional technical information or materials that may be agreed to by the parties.
“Term” has the meaning set forth in Section 3.
“Unique Product” means Product that is unique in nature, customer-specific to HP and cannot be resold by Supplier to customers other than HP without major modification.
“Unique Specification” means a specialized or particularized requirement of HP which is unique to HP and which does not include industry standards or conventional requirements or guidelines or Supplier’s own standards, requirements or guidelines.

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2.	Order of Precedence
This Agreement, inclusive of all Exhibits attached hereto and made a part hereof, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior understandings, communications and agreements whether written or oral. Terms and conditions of this Agreement take precedence over the terms and conditions of any other agreement between HP and Supplier covering the Products, including but not limited to, HP’s Orders. All other terms and conditions of this Agreement and its other Exhibits shall continue to apply as originally stated.
3.	Term and Termination of the Agreement
This Agreement shall commence on the Effective Date and shall remain in effect, unless sooner terminated in accordance with the provisions set forth herein, for an initial term of twenty-four (24) months (the “Initial Term”). The Agreement shall automatically renew and continue in effect beyond the Initial Term and each renewal term for an additional term of twelve (12) months, until terminated as specified below.
Except as otherwise provided in the Agreement, neither HP nor Supplier may terminate this Agreement prior to the expiration of the Initial Term. Supplier may terminate the Agreement thereafter by providing HP sixty (60) days prior written notice of termination. During such sixty (60) day termination notice period, HP may issue Orders at the prices specified in this Agreement for Products scheduled for delivery within six (6) months from the date of HP’s receipt of notice of termination. Termination by Supplier or termination of the Initial Term shall have no effect on Orders issued prior to the effective date of termination. Any Order delivered after the effective date of termination shall be subject to all terms of this Agreement.
Supplier or HP may terminate this Agreement (a) if the other party materially breaches a provision of this Agreement and fails to cure such breach within forty-five (45) days after receiving written notice of such breach from the non-breaching party, or (b) immediately upon written notice, if the breaching party makes an assignment for the benefit of creditors, or a receiver, trustee in bankruptcy or similar officer is appointed to take charge of any or all of the breaching party’s property, or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding or such a proceeding is instituted against the party and is not dismissed within ninety (90) days, or the party becomes insolvent or, without a successor, dissolves, liquidates or otherwise fails to operate in the ordinary course
The provisions of Sections 2, 3, 5, 8 and 9, and this Section 3, of this Agreement, and Sections 6, 8.5, 12.5.7, 13, 15 and 21 of Exhibit B, shall survive any expiration or termination of this Agreement.
Notwithstanding any termination of this Agreement, all licenses granted to end users for use of the Software will survive subject to the terms and end user’s compliance with the applicable end user license agreement.
4.	Termination For Business Convenience
Notwithstanding the above, HP may terminate this Agreement and/or any Orders at any time (subject to payment of amounts provided herein, but without liability for damages solely on account of such termination) and without need to show cause upon ninety (90) days prior written notice.
5.	Notification
Any notices under this Agreement shall be in writing and shall be sent by United States Postal Service, Certified Mail, Return Receipt Requested, postage prepaid or other receipt verifiable delivery, and addressed as follows:

>If to HP:	>If to Supplier:
Hewlett-Packard Company	Voltaire, Inc.

Elaine Carroll	Mark Favreau
Commodity Mgr., BCS Procurement	EVP and GM North American Operations
200 Forest Street	6 Fortune Drive, Billerica, MA 01821
Marlboro, MA 01752	Billerica, MA 01821
508-467-9815/508-467-3785/elaine.carroll@hp.com	978.439.5454/978.439.5401/markf@voltaire.com
6.	Orders
HP may order Product in one or more of the following ways: (a) by issuing an Order; (b) by issuing a Blanket Purchase Order; or (c) according to any applicable SMI process. Only an Order, which fully complies with the terms of this Agreement, can create a binding obligation to purchase for HP. Each Order must be in writing (which includes electronic form). A binding obligation to purchase by HP and to sell by the Supplier is created when the Order is acknowledged and accepted by the Supplier as provided herein. Such obligation to purchase and sell is limited to the Products and quantity covered by the applicable Order.

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6.1	Orders. Each sale and purchase of Product under this Agreement will be initiated by an Order issued to Supplier by HP or Eligible Purchaser. Each Order will include quantity and price, shipping destination, proposed delivery date and other instructions or requirements pertinent to the Order. HP may schedule regular intervals for Deliveries by an Order setting forth the intervals. This Agreement applies to all Orders for Product and all acknowledgment of Orders whether or not the Order or acknowledgement refers to this Agreement.

6.2	Blanket Purchase Orders. HP may issue a Blanket Purchase Order to indicate that it may order the listed Products within the period covered by such Blanket Purchase Order. Blanket Purchase Orders do not represent a commitment by HP to buy the volume indicated. Blanket Purchase Orders will indicate the quantity, part number and revision level, if applicable, of the Product. A Blanket Purchase Order will be used for fulfillment purposes until the earlier of the expiration of such Blanket Purchase Order or depletion of the quantity or dollar limit for the Products under such Blanket Purchase Order. Supplier will support as commercially reasonable, all Forecasts it receives from HP that are associated with Blanket Purchase Orders.

6.3	Order Acceptance and Acknowledgement. Each Order will be deemed to have been placed as of date of issuance of the Order Acknowledgement by Supplier. Supplier will promptly confirm to HP receipt of an Order electronically or through facsimile; provided that such confirmation of receipt does not constitute an acceptance of the Order unless it expressly so states. Within two (2) Business Days following receipt of the Order, Supplier will issue an Acknowledgement, which accepts or rejects the Order; provided that if five (5) Business Days after issuance of the Order HP has not received Supplier’s Acknowledgement, the Order will be deemed accepted as issued. HP will use reasonable commercial efforts to place Orders for Product within Forecasts and Lead Times and for Orders exceeding Forecast or shortening Lead Time, Supplier will use reasonable efforts to fill such excess or accommodate such shorter Lead Time. Unless otherwise expressly agreed by HP, Delivery must be in strict conformity with Accepted Orders. On Time Delivery will be plus (+) three (3) days early, zero (0) days late.

6.4	Emergency Orders. If HP deems it necessary, HP may issue Orders on an emergency basis (“Emergency Order”). Subject to availability of Product, Supplier will use commercially reasonable efforts to ship Emergency Orders to HP’s stipulated destination/s within one (1) Business Day after the Acknowledgement by Supplier.

6.5	Lead Times. Lead Time for each item of Product will be negotiated by the parties during the Term and reviewed quarterly. Either party may request a change in Lead Times at any time, and any change announced by Supplier will apply unless otherwise agreed; provided that Lead Times may not be materially lengthened on less than thirty (30) days prior written notice. Product Lead Times are referenced in Exhibit A.

6.6	Inventory Requirements. HP may request Supplier to deliver Product either through a non-Supplier Managed Inventory (“non-SMI”) process or to use an SMI process. There is no inventory requirement under a non-SMI process. Use of an SMI process, whether with HP Warehouse or otherwise, may require additional or different mutually agreeable terms and conditions. Without limiting any of the obligations or liabilities of Supplier, Supplier will maintain, at its own expense, as long as this Agreement is in effect, insurance policies.

6.7	Supplier agrees that all of HP’s subsidiaries, affiliates, contractors, and other third parties wherever located, may purchase Products pursuant to the terms of this Agreement, provided that:
6.7.1	Nothing herein makes HP liable or otherwise responsible for any purchases or obligations of any HP subsidiary, affiliate, contractor, or other third party;

6.7.2	Purchases by any such HP subsidiary, affiliate, contractor or other third party are for the production of HP assemblies or are otherwise related to the support of HP assemblies; and

6.7.3	As may reasonably be requested by Supplier, HP will provide reasonable confirmation that such purchases by any HP subsidiary, affiliate, contractor or other third party are intended for HP assemblies; and

6.7.4	Such HP contractor or third party agrees (in a writing delivered to Supplier) to be bound by all of HP’s obligations hereunder.
6.8	Purchase Reports. Within thirty (30) days after close of each HP fiscal quarter, Supplier will provide HP with a report which details purchases of Product by HP by item, quantity and purchase location, showing total quantities shipped, total dollars invoiced, returns, percent of on-time and on-quality orders and other such information as HP and Supplier may mutually determine is appropriate. Reports will be sent to HP’s respective purchase locations and a report detailing HP’s total purchases will be sent to HP’s primary contact set forth in Section 5 above.

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6.9	Forms. For convenience, HP may use its preprinted forms to order Products, and Supplier may use its preprinted forms to confirm same; provided, however, the provisions of this Agreement, including the Exhibits, shall govern the transactions contemplated hereby, and any preprinted or other provision contained in any such forms (other than Product identifications, quantities, price terms and delivery terms which are consistent with this Agreement) shall have no force or effect under this Agreement. No order shall be binding upon Supplier until Supplier confirms in writing its acceptance (including without limitation, credit approval) except as provided in Section 6.3.

6.10	Forecasts. On a monthly basis, and with reasonable efforts by no later than the fifth day of every calendar month, HP will provide Supplier with non-binding, good faith forecasts (in a format reasonably acceptable to Supplier) of its (including its subsidiaries, affiliates and contractors) anticipated requirements for each Product and delivery dates over the following six (6) month period.
7.	Pricing and Delivery
7.1.	To the extent specified herein and permitted by applicable law, Supplier shall offer HP the lowest prices and most favorable terms that it affords, or intends to afford, any of its other customers for the same Products (in comparable volumes and purchase commitments). Supplier agrees to provide HP notice of any agreement which it enters into with that provides more favorable pricing to a similarly situated third party within thirty (30) days of the close of the agreement with the third party. HP may, at its sole option, adopt the more favorable pricing provided that HP also adopts all additional restrictions, obligations, licenses and other applicable terms and conditions specified in such agreement.

7.2.	Prices and freight/delivery terms shall be in accordance with Exhibit A. Title and risk of loss shall pass to HP upon delivery of product(s) to HP’s designated location or its carrier as required in Exhibit B. If during the Term changed prices are put into effect by mutual agreement of HP and Supplier or reduced prices are otherwise put into effect by Supplier, such prices shall apply to all Orders issued by HP after the effective date of such new prices and to all Products scheduled but unshipped against open Orders. All Products under this Agreement shall be subject to pricing adjustments occurring regularly at periodic three-month intervals (quarterly) for the duration of the Term/s of this Agreement. Supplier and HP agree to initiate in good faith pricing discussions beginning upon the final month of the current quarter for pricing for each such successive fiscal quarter. The exact percentage of the change, if any, will be mutually agreed by the parties and be based on market conditions and other relevant factors to the business model as jointly determined by the parties.
8.	Payment

Payment for Products by HP shall be due net * ( * ) days after the later of (i) delivery of the applicable Products or (ii) receipt by HP of an appropriate invoice from Supplier. If HP fails to make any payment when due, Supplier shall have the right to take whatever action it deems appropriate (including without limitation, immediately stopping deliveries under any or all then current orders, refusing further orders, requiring payment in full upon order, or terminating this Agreement as provided herein), and taking any such action shall not foreclose any other right that Supplier may have as a consequence of late payment. .

9.	Warranty Period

For a period of * ( * ) months from the date of HP’s receipt of new Products delivered hereunder (or such other period specified in Exhibit B), Supplier offers the warranties and remedies set forth in the attached Exhibit B. The warranty for replaced or repaired Products will be the same as for new Products and begin on the date of receipt of the replaced or repaired Products by HP and continue for the longer of thirty (30) days and the remainder of the original warranty period.

10.	Competitive Offers
10.1.	Competitive Pricing. Supplier will maintain competitive pricing for HP throughout the Term.

10.2.	Competitive Offerings. At any time during the Term, unless otherwise agreed, HP may notify Supplier that HP has received a bona fide offer to deliver Product, or a substantial equivalent, under written contract in approximately comparable volume, mix, service level and duration of committed sale as the undelivered or unperformed portion of any committed volume under this Agreement at pricing lower than pricing in effect under this Agreement or at lower total cost to HP. If within fifteen (15) days of the date of such notice, Supplier does not reduce its pricing sufficiently to meet the terms of such offer and advise HP of such reduction, HP may purchase from such offer or any or all of the undelivered or unperformed portion of any committed volume under an Acknowledged and Accepted Order, in accordance with the Flexibility Schedule in Exhibit E. Anything in the foregoing to the contrary notwithstanding, this provision will not apply to (i) any Non-cancelable Order for Product or (ii) any Accepted Order arising under Section 9 of Exhibit B or otherwise entered as a lifetime-buy at end of Product cycle.

10.3.	New Product Offerings. At any time during the Term HP may notify Supplier that HP has received a bona fide offer to deliver goods which have superior technical specifications or superior in-use attributes or capabilities as compared with Product, and to the extent it deems itself able to do so, HP may provide specifics so that Supplier may revise specifications for Product or otherwise offer such substitute goods to HP hereunder. If within a commercially reasonable time after such notice, Supplier is unable to sell or fails to offer to sell HP Products with revised specifications (which are acceptable to HP) or such substitute goods at competitive

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pricing and otherwise meeting the terms of such offer, HP many cancel, by written notice received no less than thirty (30) days in advance of the applicable Delivery Date, any or all of the undelivered or unperformed portion of any Accepted Order in accordance with this Agreement (including without limitation, any charge pursuant Section 4.2 of Exhibit B). The quantity so purchased will be deleted from HP’s purchase requirements.
11.	Miscellaneous

No amendment to or modification of this Agreement shall be valid or binding unless in writing and executed by an authorized representative of HP and Supplier.

12.	Exhibits

All exhibits attached to this Agreement shall be deemed part of this Agreement and incorporated by reference. The term “Agreement” includes the exhibits listed in this Section 12. Terms defined in this Agreement and used in any exhibit shall have the same meaning in the exhibit as in this Agreement. Exhibit B contains among other provisions, limitation of liability, governing provisions, and indemnification among other terms and conditions.

The following exhibits(s) are hereby made a part of this Agreement:

Exhibit	Description
A	Products and Pricing
B	HP Order Terms And Conditions
C	Service and Support Requirements
D	Software and Documentation Warranty
E	Flexibility Agreement
F	Quality Assurance Requirements
G	Supplier Social & Environmental Responsibility Agreement
H	Product Specifications
I	Supplier’s Software License Agreement
J	HP Software License Terms
K	Third Party Code and Licenses Included in Software
This Agreement constitutes the entire understanding and agreement between the Parties with respect to the subject matter hereof. It shall not be varied except by an instrument in writing of subsequent date duly executed by authorized representatives of the Parties.
IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Agreement by their respective authorized representatives as of the Effective Date.

APPROVED AND AGREED TO:	APPROVED AND AGREED TO:

Voltaire, Inc.	Hewlett-Packard Company
(Supplier)	(HP)

/s/ Mark E. Favreau	/s/ Sue Oliveira

(Signature)	(Signature)

Mark E. Favreau	Sue Oliveira

(Typed Name)	(Typed Name)

Executive Vice-President & General Manager	Director, BCS Procurement

(Title)	(Title)

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Exhibit A
To Agreement No. XXXX-XXXXXX
Products and Pricing

Item					Lead-time
No.	HP Part No.	Supplier Part No.	Product Description	Unit Price	(Days)
1	376165-B21	501S30010	ISR9024, IB switch router, externally managed	*	*
2	376166-B21	501S30020	ISR9024M , IB switch router, internally managed	*	*
3	376167-B21	501S30030	ISR9024-12, IB switch router w/ 4 upper 12X ports externally managed	*	*
4	376168-B21	501S30040	ISR9024M-12, IB switch router w/ 4 upper 12X ports internally managed	*	*
5	376169-B21	501S30001	Redundant power supply for ISR 9024	*	*
6	376170-B21	501S41000	ISR9288 chassis containing 2 12 connections fabric boards, 1 management board w/ VFM and Voltaire Vision sw pkgs, 2 fan units, rear panel control, 1 power supply unit	*	*
7	376171-B21	501D40030	sLB-24, 24 4X IB ports modular line board	*	*
8	376172-B21	501D30040	sRBD, Router blade drawer	*	*
9	376173-B21	501D19100	IPR, IB to IP router blade (IB form factor, 4 GbE SMP ports)	*	*
10	376174-B21	501S18100	FCR IB to FC router blade (IB form factor, 4 FC ports)	*	*
11	376175-B21	501D40050	sFB-12, 12 connections fabric board	*	*
12	376176-B21	501D40080	sMB, Additional management board	*	*
13	376177-B21	501D40100	sPSU, Additional power supply unit for ISR9288	*	*
14		501S12319	HCA 400 (PCI-X) w/ 2 4X IB ports, 128MB RAM & Linux open source MPI pkg with IpoIB & SDP support	*	*
15		501S12317	HCA 400EX (8X PCI-Express) w/ 2 4X IB ports, 128MB RAM & Linux open source MPI pkg with IpoIB & SDP support	*	*

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*	Omitted pursuant to confidential treatment request. The confidential portion has been filed separately with the SEC.

Exhibit B
To Agreement No. XXXX-XXXXXX
HP Order Terms and Conditions
1.	ENTIRE AGREEMENT.
1.1.	Terms and Conditions. The terms and conditions set forth below together with those appearing on the face of this Order, any attachments hereto and any document or other writing which is incorporated herein by reference, including the main body of the Agreement (collectively, the “Order”) constitute the complete and exclusive agreement between HP and the party identified in the “issued to” box on the face of this Order (“Supplier”). All references in this Order to “HP” shall mean the HP entity issuing the Order. In the event of a conflict, difference or inconsistency between a provision of this Order and a provision contained in a written purchase agreement or a professional services agreement, the subject of which agreement is the products and/or services being purchased under this Order respectively, the provision contained in such purchase agreement or professional services agreement shall govern. Capitalized terms not defined herein shall have the meaning assigned to it in the main Agreement.

1.2.	Acceptance and Modification. This Order can be accepted only upon the provisions expressed herein. HP objects to any additional or different terms or conditions, whether or not material, contained in any acknowledgement or confirmation of Order. Supplier may accept this Order by acknowledging or confirming it, commencing performance or other means manifesting assent to be bound. No modification of this Order shall be binding on either party unless in writing and signed by an authorized representative of each party.
2.	PRICES AND INVOICES.
2.1.	Price. HP agrees to purchase and pay Supplier for, and Supplier shall sell to HP, Products and/or Services (“Services”) shown on the face of this Order at the prices specified. Except as otherwise provided in this Order, such prices are exclusive of applicable freight charges and duties. As more specifically described in Section 7.1 of the Agreement, such prices are not in excess of the lowest prices charged by Supplier to other similarly situated customers for similar quantities of Products or Services of like kind and quality.

2.2.	Taxes. HP shall be responsible for all taxes, duties, tariffs, levies and similar assessments with respect to payments made under this Order, except for taxes measured by Supplier’s net income or assets, business and occupation taxes, and legally required withholding taxes. Where applicable, Supplier shall invoice HP for such taxes, in a form as to allow HP to recover these taxes as appropriate. HP shall include such taxes with payment or provide Supplier with the appropriate documentation to support exemption from such tax.

2.3.	Payment. Payment for Products and/or Services by HP shall be due * ( * ) days after the later to occur of receipt by HP of: (i) an appropriate invoice from Supplier or (ii) delivery of the corresponding Products and/or Services. HP may deduct from its payment the amount of any credits issued by Voltaire under this Agreement.

2.4.	Not Acceptance. Payment by HP will not constitute acceptance of Products and/or Services, nor impair HP’s right to inspect Products and/or Services, or invoke any of its remedies.

2.5.	Forecasts. Any forecasts provided by HP are only an accommodation to Supplier, and shall not constitute a commitment of any type by HP.
3.	SHIPMENT AND DELIVERY.
3.1.	Prospective Failure. Supplier shall give HP notice of any prospective failure to ship Products or provide Services on the delivery date specified by HP and confirmed in Supplier’s acknowledgment (the “Delivery Date”).

3.2.	Portion of Products Available. If only a portion of Products is available for shipment to meet the Delivery Date, Supplier shall promptly notify HP and ship the available Products unless directed by HP to reschedule shipment. If Supplier ships Products by a method other than as specified in this Order, Supplier shall pay any resulting increase in the cost of freight incurred over that which would have been incurred had Supplier complied with HP’s shipping instructions.

3.3.	Portion of Services Performed. If only a portion of the Services can be performed on the Delivery Date, Supplier shall promptly notify HP and perform such Services unless directed by HP to reschedule performance.

3.4.	Untimely Shipment. If, due to Supplier’s failure to timely ship Products, the specified method of transportation would not permit Supplier to meet the Delivery Date, the Products affected shall be shipped by air transportation or other expedient means acceptable to HP. Supplier shall pay for any resulting increase in the cost of freight incurred over that which would have been incurred had Supplier shipped Products in a timely fashion by the method of transportation specified by HP.

*	Omitted pursuant to confidential treatment request. The confidential portion has been filed separately with the SEC.

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3.5.	Early Delivery. If Products are delivered more than three (3) business days prior to the Delivery Date, HP may either return Products or delay processing the corresponding invoice until the Delivery Date.

3.6.	Over Shipment. If Supplier makes any shipment that is in excess of the quantity specified in the Order, HP may return excess Products.

3.7.	Cost and Expenses. Supplier shall be responsible for all costs and expenses, including transportation charges, associated with return of over shipments and early shipments by HP to Supplier, provided HP has complied with the RMA procedure in Section 7.3 of this Exhibit B.

3.8.	Shipment Terms. Unless otherwise specified in this Order, shipments of Products shall be FCA Supplier’s place of shipment/export Incoterms 2000. Title and risk of loss or damage shall pass from Supplier to HP upon Supplier’s delivery of Products to the carrier specified by HP. Supplier will bear all expenses related to packing, loading and delivery of Products to the designated carrier, and loading of Products onto carrier’s conveyance.

3.9.	Protection of Products. Supplier shall preserve, package, handle, and pack Products so as to protect Products from loss or damage, in conformance with good commercial practice, HP specifications, government regulations, and other applicable requirements. Regardless of when title and/or risk of loss passes from Supplier to HP, Supplier shall be responsible for any loss or damage due to its failure to properly preserve, package, handle, or pack Products. HP shall not be required to assert any claims for such loss or damage against the carrier involved.

3.10.	Packing List. Each delivery of Products to HP shall include a packing list that contains at least: (i) the Order number; (ii) the HP part number; (iii) the quantity shipped; and (iv) the date of shipment. The information on the packing list must agree with the information on the commercial invoice.
4.	CHANGES.
4.1.	Change or Cancellation. HP may, without charge except as provided herein, change or cancel any portion of this Order including, without limitation, quantity required, provided HP gives Supplier written notice received prior to the Delivery Date. Anything in the foregoing to the contrary notwithstanding, this provision will not apply (and HP may not make any change) in respect of (i) any Non-cancelable Order for Product or (ii) any Accepted Order arising under Section 9 of Exhibit B or otherwise entered as a lifetime-buy at end of Product cycle.

4.2.	Charges. The charges set forth in Exhibit E, if any, will apply depending on how far in advance HP gives written notice of any change or cancellation, and whether or not HP reschedules delivery of the same or greater quantity of Products in the near-term. HP hereby agrees to promptly pay Supplier any such charges.

4.3.	Supplier Proposed Changes. Except as set forth in this Section, Supplier will not make or incorporate in Product any of the following changes (each an “Engineering Change” and collectively, “Engineering Changes”):
4.3.1.	Process and raw material changes, including chemical and raw material formulations, component and material sourcing and quality statistical controls, which affects form, fit, function or process; reference JETA EIA-JESD46-B and subsequent revisions.

4.3.2.	Design changes;

4.3.3.	Geographical relocation of manufacturing , test, upgrade or repair processes; or

4.3.4.	Process step discontinuances affecting electrical performance, mechanical form, fit, function or performance, environmental compatibility, chemical characteristics, software compatibility or the life, reliability or quality of Product.
4.4.	Notice of Proposed Change. Supplier will notify HP in writing of any proposed Engineering Change and will provide a reasonable number of evaluation samples and other appropriate information as HP may reasonably request at least ninety (90) days prior to the first proposed shipment of any Product involving an Engineering Change; provided that Supplier may not provide Product involving an Engineering Change to HP for production usage until HP has notified Supplier, in writing, that it has completed its qualification testing. If any such change affects price, component obsolescence, quality performance or delivery schedules of Product, an impact proposal prepared by Supplier shall be present to HP for approval prior to Supplier initiating any change to Product. Supplier agrees to use diligent efforts to provide Engineering Changes to HP in accord with the 90-day period prescribed in this Section 4.4; provided, HP agrees such 90-day period shall not be a binding requirement until the earlier of the parties mutual agreement or delivery of the 200th unit of Product to HP.

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If as a result of such an Engineering Change HP would be unable to utilize Product due to a failure under HP’s qualifications, Supplier will continue to provide Product without the Engineering change until Supplier and HP resolve any qualification issues. If a resolution mutually recognized as such by both parties is not achieved within a reasonable time, Supplier shall (unless Supplier and HP mutually agree that Supplier will continue to fulfill Accepted Orders for Product) discontinue supply of Product without the Engineering Change, whereupon HP may cancel all Accepted Orders for Product without cost or liability or terminate this Agreement upon written notice to Supplier.

4.5.	HP Proposed Changes. HP may change HP-supplied drawings or designs or the Specifications at any time prior to manufacture, effective upon notice to Supplier. If any such change affects price, component obsolescence, quality performance or delivery schedules of Product, an impact proposal prepared by Supplier shall be presented to HP for approval prior to Supplier initiating any change. Supplier may make written claim for any equitable adjustment related to such change within ninety (90) days from the date HP gives notice to Supplier of such change.

4.6.	Safety Standard Changes. Supplier will immediately provide to HP oral notice, to be followed by written notice, or email notice within one (1) business day of Supplier having knowledge of the need for any upgrade, substitution or other change to a Product that is required to make that product meet applicable safety standards or other governmental statutes, rules, orders or regulations, even those that are not defined as Engineering Changes in Section 4.1 above. Except as provided in the next sentence, all affected Products already purchased by HP may, at HP’s election, either be returned to Supplier for upgrade to current revisions or upgraded by Supplier or HP in the field pursuant to the procedures outlined in Section 8.2 below. If a Product meets applicable safety standards and other governmental requirements at the time of manufacture and shipment to HP, HP and Supplier will work together to implement any subsequent upgrade, substitution or other required change required in an equitable manner based on good faith discussions between the parties; provided, if such upgrade, substitution or change is mandated by law or regulation, then the parties shall share the costs in an equitable manner. In all other instances, such upgrade, substitution or change required by HP will be implemented at HP’s sole cost and such upgrade, substitution or change required by Supplier will be implemented at Supplier’s sole cost.

4.7.	Technical Cooperation. Subject to the confidentiality provisions in Section 15 below, during the term of the Agreement, the parties will discuss architecture and explore the possibilities for technically integrating Supplier and HP products. Each party will designate a technical representative to lead these discussions as well as to address other technical issues relating to the product enhancements and co-marketing alliance. To the extent applicable to Products purchased by HP under this Agreement, Supplier agrees to share and review with HP engineers detailed technical information for current and future products (which such information shall not be unreasonably withheld or delayed), including, but not limited to:
4.7.1	Architecture diagrams;

4.7.2	Information necessary for HP to (i) understand the related architecture and to develop test suites for resolution of potential problems, and (ii) to understand the implications of such potential problems with the ability to implement configurations efficiently;

4.7.3	Information necessary for HP to implement efficient configurations free of any significant performance problems;

4.7.4	Configurations and potential deadlock issues and resolution for such items, and;

4.7.5	New product features and Product roadmap.
5.	QUALITY.
5.1.	Quality System. Supplier will maintain a quality system that ensures compliance with the Agreement and meets the following; Supplier:
5.1.1	Currently is or will use reasonable efforts to become by 31 December 2005 certified to the applicable ISO 9000 series of standards for the Products and or spare Parts provided to HP.

5.1.2	Maintains or will use reasonable efforts to maintain by 31 December 2005 to implement and maintain a quality management system and manual that complies with the applicable ISO9000 quality systems series of standards.

5.1.3	Has successfully passed HP’s supplier qualification audits. Supplier, upon written request form HP, will provide to HP copies of Supplier’s quality system documentation and supporting test documentation. The parties will create and maintain a combined team to provide oversight of Supplier’s quality systems to ensure Supplier’s compliance with this Agreement.

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5.2.	Product Holds. Supplier will, upon HP’s request, hold shipments of Product until HP’s verification that the Product complies with HP’s specifications.

5.3.	HP’s Right to Inspect Facilities. With reasonable advance written notice, and in compliance with Supplier’s security and safety requirements, HP and/or its designated representative may inspect Supplier’s production and repair facilities (including but not limited to Product raw materials, equipment associated manufacturing processes, test and inspection data, reliability data, failure analysis data, corrective action data, and training data) to ensure compliance with this Agreement. HP’s inspection, when accompanied by a Supplier representative may be for any reason related to this Product or process, including to assure Supplier’s compliance with HP’s requirements. Supplier will inform its Subcontractors and suppliers of HP’s right to inspect their facilities and will use reasonable efforts to secure such rights, each party to bear its own costs and expenses in the performance of any such HP requested inspection. Any HP inspection of Supplier’s Subcontractors’ and suppliers’ facilities will be accompanied by an authorized representative of Supplier and all information observed or obtained as part of such inspection shall be subject to the non-disclosure agreement between Supplier and HP.

5.4	Supplier Rating. HP periodically reviews its suppliers using a High Performance Supplier Survey (HPSS), a rating system for technology, quality, supply, cost, and business/risks. Supplier will participate in the review process.
6.	WARRANTIES.

Subject to the other provisions of this Section 6, Supplier represents and warrants that all Products and/or Services: (i) shall conform to the design criteria, specifications (including, but not limited to, general specifications), descriptions, drawings, samples, and other requirements referred to in this Order or provided by Supplier; (ii) shall be free from defects in design, material, and workmanship; (iii) shall be free of all liens, encumbrances, and other claims against title; (iv) do not infringe any patent, trademark, copyright or other intellectual property right of a third party; (v) Products are new and do not contain any used or reconditioned parts or materials; and (vi) all Services will be performed in a professional manner consistent with the prevailing standards of care and skill.
6.1.	Product Intellectual Property Warranties.

Supplier has no actual knowledge that any Product infringes any third party Intellectual Property Rights.
6.1.1.	Except as previously disclosed to HP, Supplier is not aware of any claim for violation or infringement against any Product and Supplier will promptly notify HP if Supplier becomes aware of any claim or receives actual notice of any such claim against Products.
6.2.	IP Warranty. Unless otherwise specified under this Agreement, if the Supplier breaches Section 6 (iv) or Section 6.1 intellectual property warranty, HP shall notify Supplier in writing to provide a proposal in good faith within thirty (30) days of the notice to cure the alleged breach. If the Supplier fails to provide such proposal in good faith after the alleged breach and thirty (30) days notice, HP may immediately cancel any unfilled Accepted Orders for the Infringing Product without liability, such remedies being in addition to any other remedies provided by this Agreement. If a U.S. District Court or any court worldwide adjudges that Product, or any item or part thereof, infringes any United States Patent or any patent worldwide, irrespective of whether further right of appeal lies available to Supplier, or if Product or use is enjoined at any stage of the proceedings, any unfilled Accepted Orders for such Infringing Product will be canceled ipso facto without liability for HP. In addition to the foregoing, HP’s exclusive remedy and Supplier’s sole obligations shall be as set forth in Section 13.

6.3.	Warranty Periods. All warranties set forth this section 6 will survive any inspection, delivery, acceptance or payment by HP. The warranties set forth in this Section 6 are effective upon date the Product is delivered to HP, are continuing and will remain in effect for the Supplier’s warranty period of * ( * ) months. All warranties in Section 6.2 are effective at Delivery, are continuing and will remain in effect for a period extending no less than * ( * ) years after the date an HP Product is discontinued. Notwithstanding anything to the contrary, the warranty for the Software will be for ninety (90) days commencing upon the date such Software is Delivered to HP and the warranty for the hardware will be for * ( * ) months commencing upon the date such hardware is delivered to HP.

6.4.	Software and Documentation Warranty. If Product includes or constitutes Software, Supplier provides additional warranties of substantial conformance with applicable specifications, and warrant Software will execute its programming instructions when property installed, as set forth in Exhibit D.

6.5.	Compliance with Applicable Law. Supplier and HP warrant that it will comply with Applicable Law in its performance under this Agreement.

6.6.	Warranty Exclusions. The warranties set forth in this Section 6 will not apply to any Product to the extent such Product (i) have been improperly installed, or have been repaired, altered or otherwise modified (other than by Supplier or Supplier’s authorized Subcontractors), (ii) have been subjected to misuse, abuse, negligence or accident, (iii) have been used in a manner contrary to

*	Omitted pursuant to confidential treatment request. The confidential portion has been filed separately with the SEC.

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Specifications or Supplier’s written instructions or Documentation or industry standard practice, (iv) are comprised of materials provided or a design stipulated by HP and not approved by Supplier in writing or (v) are used Product, and do not cover normal wear and tear. Supplier shall not be responsible for any data or other information contained in any Product returned for warranty service (such as, for example, any Product configuration settings).

6.7.	Survival of Warranties. All warranties specified in Section 5.2 shall: (i) survive any inspection, delivery, acceptance, or payment by HP (ii) run to HP and its successors, assigns, and customers.

6.8.	Epidemic Failure Warranty. In addition to the warranties specified above, Seller warrants all Products against Epidemic Failure for a period of three years after acceptance of that Product by HP. Epidemic Failure means the occurrence of the same manufacturing failure of the Product to meet the Specifications in 15% of HCA Products and 20% of Switch Products, within a three (3) month timeframe or within a specified date code population of such Products.

If a Product exhibits an Epidemic Failure, HP may select the following remedy at its discretion: Supplier will provide HP, not later than five (5) Business Days following discovery of the Epidemic Failure (or other timeframe as mutually agreed upon, a root cause analysis and corrective action plan. Hp will make available information and assistance reasonably required to enable the Supplier to conduct its root cause analysis and provide its corrective action report. Once HP approves the report, Supplier will incorporate the corrective action in appropriate future Products.

6.9.	Supplier Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PRODUCTS, DOCUMENTATION AND SERVICES ARE PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND, AND SUPPLIER MAKES NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, REGARDING PRODUCT INCLUDING MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE AND ALL WARRANTIES ARISING FROM ANY COURSE OF DEALING OR PERFORMANCE OR USAGE OF TRADE.
7.	NON-COMPLYING PRODUCTS AND/OR SERVICES.
7.1.	Non-Compliance. If any Products or Services are defective or otherwise not in conformity with the requirements of an Order (“Non-Complying Products” and “Non-Complying Services”, respectively), HP may at its election: (i) return the Non-Complying Products for repair or replacement at Supplier’s expense as specified herein; (ii) after giving written notice to Supplier (specifying the Non-Complying Products in detail) and obtaining Supplier’s written concurrence, repair the Non-Complying Products and recover HP’s reasonable expenses of repair; or (iii) require Supplier to re-perform the Services at Supplier’s expense or refund the amount paid for such Services. Any Products or Services repaired or furnished in replacement shall, from the date of delivery of such corrected or replaced Products or Services, be subject to the provisions of Section 6 for a period equal to the longer of 30 days after redelivery or the original warranty period and to the same extent as Products and Services initially furnished pursuant to this Order.

7.2.	Time for Compliance. If HP selects the alternative described in paragraph 7.1 (i), Supplier shall return the repaired Non-Complying Products or replacement no later than ten (10) work days after receipt of the Non-Complying Products from HP. If HP selects the alternative described in paragraph 7.1 (iii), Supplier shall re-perform the Services within ten (10) work days after notice from HP that Services are defective or not in conformity with the requirements of this Order. The cure period specified in Section 19.1 shall apply only once to any breach of this section 7.2.

7.3.	Return Materials Authorization. Product may be returned to Supplier by HP only as set forth in this Section and Exhibit C. Product returned to Supplier will be accompanied by a Return Materials Authorization (“RMA”) issued by Supplier. Unless Supplier reasonable requires further verification, Supplier will provide an RMA within two (2) Business Days of HP’s request. Supplier will not unreasonably refuse or fail to provide an RMA. Any replaced Products or parts shall become Supplier’s property.

7.4.	Credit, Repair, or Replacement. HP’s acceptance of each Product unit shall occur upon HP’s receipt of such unit/s unless HP notified Supplier in writing sent by mail, facsimile, or other electronic means within fifteen (15) days after HP’s receipt of such Product unit that such Product unit is a non-complying Product. Supplier shall repair or replace at Supplier’s sole expense each such Non-complying Product pursuant to the warranty provisions under Section 6 herein and returned pursuant to Section 7 of this Exhibit B. HP may elect in its sole discretion, to return a Non-complying Product for credit at Supplier’s expense. In the event a Product returned by HP as Non-complying and, upon Supplier performing testing upon the returned Product finds the Product to be in compliance, then HP and Supplier will work together to ascertain why complying Product is returned by HP.

Determination of whether to credit, repair or replace such Non-complying Products will be mutually determined by the parties. Additionally, HP may return for repair or replacement an entire lot of Product if (a) a tested sample (consisting of not less than ten (10) units) of that lot contains greater than ten percent (2%) Non-complying Products and (b) the aggregate number of Non-complying Products in all samples tested from such lot exceeds five percent (5%) of the total number of units in such lot. Prior to

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HP returning an entire lot of Products, Supplier will have the option to go on-site at Supplier’s expense to correct the Product’s non-conformance. In the event of an over shipment, HP may elect to keep the additional units, subject to the payment procedures in Section 8 of the Agreement. Supplier will return the replacement or repaired Products as soon as possible but in no event later than 15 Business Days after receipt of the Non-complying Product from HP.

7.5.	Return Charges. All Non-Complying Products returned by HP to Supplier will be at HP’s sole risk and expense, including transportation and insurance charges, and all replacement or repaired Products shipped by Supplier to HP to replace Non-Complying Products, will be at Supplier’s risk and expense, including transportation charges.

7.6.	Failure to Provide Complying Products. If Supplier fails to return repaired or replaced Products to HP within fifteen (15) Business days of receipt of Non-Complying Products, HP may reject the Non-Complying Products with a full refund of all costs paid by HP. If HP rejects the Non-Complying Products, HP may procure, upon such terms and in such manner as HP deems appropriate, similar Products in substitution for the Non-Complying Products.

7.7.	Failure to Re-perform Services. If Supplier fails to re-perform the Services within ten (10) work days after notice from HP, HP may procure, upon such terms and in such manner as HP deems appropriate, Services in substitution for the Non-Complying Services. As Supplier’s sole liability and HP’s exclusive remedy, Supplier shall reimburse HP upon demand for all additional costs incurred by HP in purchasing any such substitute Services, but not more than the amount HP paid Supplier for the Non-Complying Service.

7.8	Epidemic Failure Remedy. If an Epidemic Failure occurs, HP may initiate in its sole discretion a field stocking recall or customer based recall or retrofit. Upon such initiation, HP may elect to have the Products (i) returned to Supplier for repair or replacement; (ii) repaired or replaced by Supplier in the field; or (iii) repaired or replaced by HP in the field, including Products in distributor inventory and HP’s installed base. If HP chooses to perform a field repair, Supplier will provide the appropriate replacement Products, parts or upgrades free of charge to HP. Such Products, parts or upgrades will have the highest shipping priority. If in HP’s discretion, Supplier fails to promptly repair or replace Products with Products that are acceptable to HP, HP may procure, upon such terms and in such manner as HP deems appropriate, similar Products to substitute for the Products, and Supplier shall reimburse HP for all charges, prices, and fees paid for the affected Products and for all additional costs incurred by HP in purchasing such substitute Products. All costs, including but not limited to materials, labor, transportation and inventory replacement arising from an Epidemic Failure shall be borne by Supplier except as provided below.
7.8.1. Exclusions from Supplier Liability. Supplier will not be liable for Epidemic Failure or Product Recall costs to the extent the cause of the Epidemic Failure or Product Recall is due solely to (i) compliance with the Requirements or Specifications to the extent provided by HP, if all implementations thereof would result in the problem prompting the Epidemic Failure or Product Recall and Supplier was unaware of the problem; (ii) consigned components and Supplier was unaware of the problem; or (iii) a change in the law or other governmental requirement after the date of manufacture.
7.8.2 Sharing of Costs. To the extent Supplier is not liable for Epidemic Failure or Product Recall costs in accordance with the foregoing clause, HP is liable. If HP pays costs for which Supplier is liable, HP may submit an invoice to Supplier for the amount paid. Supplier will pay HP the invoiced amount pursuant to the payment terms of the Agreement.
8.	SUPPORT/OTHER SERVICES
8.1.	Supplier will maintain such number of qualified personnel as is necessary to provide timely and knowledgeable Support and will provide Support to HP as set forth in Exhibit C, Service and Support Requirements. Supplier may independently offer and provide maintenance and support services to third parties, including HP’s customers, but Supplier may not use HP Confidential Information or HP Property to provide such services.

8.2.	New Products. HP may request that Supplier provide HP with Product adapted for use with new releases of HP Products within such time frames as may be negotiated by the parties. Supplier will consider each request on a case-by-case basis. If Supplier agrees to provide such Product, Supplier may purchase such HP Products as may be required for Supplier to develop any adaptation, or, at HP’s discretion, such HP Products and Property may be provided to facilitate the adaptation, subject to a separate agreement. Supplier agrees that, during the Term and any extension thereof, any such newer products will be made available to HP for shipment on or before the last shipment date made available by Supplier or any other of Supplier’s similar customers with similar volumes of Products (as measured over Supplier’s most recent calendar quarter) and Supplier will reasonably endeavor to make available to HP in sufficient quantity to accommodate all HP Orders reasonable within Forecast designated such newer products. In the event of any allocated product status initiated by Supplier, Supplier will promptly give all HP Orders no less order fulfillment and shipping priority than that given to Supplier’s most favored customers with similar volumes of Products (as measured over Supplier’s most recent calendar quarter), with such allocation to be made on a fair-share percentage-volume basis between HP and Supplier’s other most favored customers.

8.3.	HP Property. HP may provide to Supplier HP Property solely for use in Providing Services, Support or in Supplier’s

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manufacturing, testing or adapting Product. All HP Property will be identified as the sole property of HP. HP Property may not be transferred, assigned, loaned or otherwise encumbered by Supplier in any way. HP Property may be provided to third parties for fulfillment of Supplier’s obligations hereunder only upon HP’s prior written consent. Supplier will return, at its expense, HP Property in good condition, reasonable wear and tear excepted, upon HP’s request or in all events upon termination or expiration of this Agreement. HP may require Supplier to enter into further written agreement and execute appropriate documentation as a condition to Supplier having access to HP Property.

8.4.	Substitute Products. If Supplier develops any products that are more efficient or less expensive than the comparable Product available under this Agreement, HP will have the right to substitute such products, if compatible with any current version of HP Products, at such pricing as the parties may mutually agree.

8.5.	Survival of Support Obligations. Supplier’s support obligations under this Agreement shall survive any termination or expiration of the Agreement or any Exhibit or Addendum until expiration of HP’s Survival Period. The license granted to HP and authorized Support sub-contractors herein for support and maintenance purposes and any warranties and indemnities made by HP shall survive any termination or expiration of this Agreement and any Exhibit or Addendum. The rights HP has granted or agreed to grant Customers prior to termination of the Agreement, including HP’s right to distribute Revisions of the Product, shall survive until expiration of the Survival Period. Unless otherwise stated in Exhibit C, Supplier’s obligations to provide Support will continue throughout the Term or, except in the case that Supplier terminates this Agreement for HP’s uncured material breach of (a) an uncontested payment obligation, (b) its confidentiality obligations or (c) Supplier’s Intellectual Property Rights, for five (5) years after the last Delivery of Product under this Agreement, whichever is longer; provided that as to any Product for which manufacture or supply is discontinued in accordance with Article 9 , such obligations may be discontinued when such Product is discontinued or if later, when Supplier ceases Support for that Product (the “Survival Period”); and provided further that in the event of any expiration or termination of this Agreement, except a termination by Supplier for HP’s default, Supplier may, unless otherwise agreed, charge for providing Support at the prices mutually agreed upon by HP and Supplier.
8.5.1.	Failure Rate is addressed in Exhibit F.
8.6	Actions Following Termination or Expiration of this Agreement. Upon the expiration date or termination of this Agreement, HP shall initiate its service retirement process for the Products. During the first ninety (90) days of the Survival Period, HP shall use commercially reasonable efforts to take appropriate actions to cease the sales and renewals of Service Agreements. HP, with input from Supplier, will develop a customer letter that informs HP customers that HP is retiring Services for the Products, that HP will not longer offer new Services Agreements for the Products, and will not renew any existing Services Agreements for the Products. Supplier will provide information to identify the support available from the Supplier and instructions on how to contact the Supplier for support. HP will deliver the letter to the customers within the initial ninety (90) day period after termination or expiration of the Agreement. HP shall use commercially reasonable efforts to terminate any Service Agreements that extend beyond the Survival Period. In the event there is a unique customer situation that precludes HP from terminating the customer’s Service Agreement, HP and Supplier agree to work with the customer to implement a solution that is acceptable to all parties.
9.	DISCONTINUANCE OF PRODUCTS.
9.1.	Lifetime Buy Rights. Unless otherwise agreed, Supplier may discontinue the manufacture or supply of any Product no earlier than one (1) year after date of first delivery to HP of said Product. If, thereafter, Supplier determines to discontinue the manufacture and/or supply of said Product (a “Discontinued Product”), Supplier will give written notice to HP in no event less than six (6) months in advance of the last date the Discontinued Product can be ordered (the “Notice Period”). After receipt of notice of discontinuance, during the Notice Period HP, may at its discretion:
9.1.1.	Purchase from Supplier such commercially reasonable quantity of the Discontinued Product as HP may reasonably deem necessary for its future requirements, such Orders to be non-cancelable and non-returnable. Supplier will use all reasonable commercial efforts to continue to provide Discontinued Product to HP and to facilitate transition to by HP to new products for a period not to exceed nine (9) months following HP’s receipt of notice of discontinuance.

9.1.2.	HP’s Right to Manufacture. If Supplier is unable or fails to deliver Product to HP pursuant to any Accepted Order (and only if HP has not previously terminated all Accepted Orders or this Agreement as a whole):
9.1.2.1.	due to Supplier’s insolvency, reorganization, appointment of a receiver or bankruptcy, or if Supplier makes an assignment for the benefit of its creditors or Supplier admits in writing it is unable to pay its debts when due, or is no longer a going concern (“Financial Crisis”), or

9.1.2.2.	due to a Force Majeure situation (as described in Section 14 which remains unresolved for ninety (90) consecutive days during which time HP has been unable to procure alternate product HP may, upon fifteen (15) days prior written notice to Supplier, require that Supplier undertake the following:

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9.1.2.2.1.	Subject to the terms hereof, Supplier will grant to HP a non-exclusive, non-transferable, worldwide license under Supplier’s directly applicable Intellectual Property Right and Technical Information solely to the extent necessary to use, support, reproduce (in the case of software), offer, sell, import, manufacture and – solely for sale back to HP – authorize others to manufacture, the Products. If Supplier fails to deliver Products due to a Force Majeure situation, the license will expire upon cessation of the Force Majeure or when Supplier resumes delivering the Product. If Supplier fails to deliver the Products due to a Financial Crisis, such license will expire upon cessation of the Financial Crisis and Supplier (or its successor) is capable of resuming performance to HP’s reasonable satisfaction. The term of such licenses will terminate automatically upon expiration of the then current Term of the Agreement,). The foregoing licenses will be royalty free.

9.1.2.2.2.	Supplier will use commercially reasonable efforts to provide reasonable technical support and assistance to HP regarding the licenses.

9.1.2.2.3.	Supplier will, upon HP request, provide the names and addresses of Supplier’s sources for Parts not manufactured by Supplier, including the appropriate part numbers for commercially available equivalents of electronic Parts and use reasonable efforts to enable HP to purchase all such parts directly from such sources during the term of the license.

9.1.2.2.4.	Supplier will furnish to HP without charge copies of all Parts catalogues, schematics, design specifications, blueprints, material lists, engineering change orders and other serving documentation reasonably deemed necessary by HP to service and support the Products during the term of the license.

9.1.2.2.5.	Supplier will, for the term of the license, sublicense to HP any license rights it may have with third parties for software, documentation or intellectual property used in the manufacture of the Products, to the extent Supplier is legally able to sublicense such rights. If Supplier cannot provide such rights, they will identify such third parties and assist HP in securing those rights.

9.1.2.2.6.	Supplier will, upon HP’s request, use commercially reasonable efforts to provide up to forty (40) hours of consulting services to HP at no charge to HP. If necessary, additional consulting services will be provided at a rate as mutually agreed to by HP and Supplier but in no event shall such rate exceed industry standards.
10.	TRAINING.
10.1.	Technical Training. Supplier will provide to HP technical training in the form of classroom courses and/or electronic-based training (“EBT”) courses to accommodate HP technical personnel worldwide. The delivery method/s, audience/s, number and content for each course will be agreed to in writing no later than ninety (90) days in advance of each course’s first delivery date. The delivery schedule for such classes will be as mutually agreed in writing by the parties. The first three (3) classroom course deliveries provided by Supplier for each new product will accommodate at least ten (1) HP personnel and will be made available at HP designated training sites at no charge to HP. At HP’s sole election and upon not less than twenty-one (21) days advance notice to Supplier, Supplier will provide the subsequent classroom courses to HP at HP’s sites at HP’s election. All such subsequent classroom course sessions provided by Supplier will be at standard Supplier off-site training charge to HP plus reasonable travel expenses of Supplier’s personnel. Delivery for EBT courses will be provided at no charge by Supplier at a time mutually agreed in writing but all other training provided pursuant to this Section 10.1 will be provided on a time and materials basis at Supplier’s then standard rates with Supplier’s reasonable costs to be reimbursed. Supplier will maintain a designated training contact for HP learning products personnel, and will provide telephone and email technical support to an HP trainer for the first two (2) classes taught by HP utilizing the training provided hereunder by Supplier. Other training, including without limitation Supplier’s Educational Services technical training) will be provided at HP specified location upon mutually agreed upon dates.

10.2.	Pre-sales Training. Supplier will provide to HP pre-sales training no later than four (4) weeks prior to launch, at an HP specified location, sufficient to cover a mutually agreed number of HP trainers in order to allow HP to become fully familiar with the Product and its market. Such training will be at no charge to HP. HP may further requests and Supplier will provide additional training at no charge as reasonably necessary to inform the HP personnel of each upgraded, enhanced, or new version of the Products.

10.3.	HP’s Rights in Training Classes and Materials. Subject to the provisions of Section 10 herein, HP may at no charge use, reproduce, display, and perform, either internally or for HP’s customers, all training classes, methods, and materials supplied or developed by Supplier under this Agreement (excluding Supplier’s Educational Services classes, methods, and materials.). None of the training materials provided free of charge by Supplier to HP under this Section 10 may be offered for resale by HP to HP’s Customers. Supplier will provide a commercially reasonable selection of such pre-sales training materials and technical training materials to HP no later than four (4) weeks prior to launch.

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11.	LOSS CONTROL
11.1.	Business Continuity. Supplier will develop and keep current a formal business continuity plan that details Supplier’s strategies for response to and recovery from a broad spectrum of potential disasters that could disrupt operations and timely delivery of Product, material and services required pursuant to this Agreement. Upon request, Supplier will make its business continuity plan available to HP or its designated representative for review.
12.	MARKETING AND LICENSING
12.1.	Marketing Authority. HP will have the authority worldwide to market Product and HP Products containing Product to the extent it deems appropriate. Without limiting the generality of the foregoing sentence, nothing in this Agreement places a “best efforts” obligation upon HP with respect to marketing Product or HP Products or precludes HP from independently developing, purchasing, licensing or marketing any product which performs the same or similar function as Product except insofar as this Agreement restricts the use and disclosure of Supplier’s Confidential Information and other materials. HP will have the right to use its own business and license terms for all marketing and distribution of Product and HP Products provided that HP does not offer : (i) any business and/or license terms which contradict or are inconsistent with the terms and conditions of the Product-specific end-user software license provided by Supplier with any Software delivered to HP with, or as part of, a Product; or (ii) any warranties, promises, covenants or obligations on behalf of Supplier which are inconsistent with those set forth in this Agreement (and giving consideration to all exclusions, limitations and disclaimers herein). Notwithstanding the foregoing, HP may sublicense Supplier’s Software pursuant to an end user license agreement that has been approved in advance in writing by Supplier, such approval not to be unreasonably withheld. Supplier acknowledges that HP’s end user license agreement will contain terms substantially similar to the HP Software License Terms attached hereto as Exhibit J. In the event HP’s end user license agreement does not contain terms substantially similar to those in Exhibit J, HP shall seek Supplier’s written approval, which shall not be unreasonably withheld.

12.2.	Sales and Marketing Activity. During the Term of this Agreement and any extension/s thereof, Supplier shall, upon request of HP, delivery to HP a commercially reasonable amount of all sales, training, product, educational and marketing collateral intended by Supplier for use in the distribution, sale, or marketing of the Products. All such collateral content intended by Supplier for use with the Products shall be developed by Supplier and provided to HP in electronic form. All such collateral and related sales activity from or by Supplier, its employees, agents, ad subcontractors (excluding Supplier’s current and future indirect channels of distribution that are resellers, service bureaus, third party distributors, or third party (any of which who are neither owned nor controlled in whole or in part by Supplier) which in turn sell or distribute the Products to End Users), which is intended by Supplier for current HP customers or reasonably known HP customer prospects shall be first coordinated through the HP-designated business contact listed in Section 5 of the Agreement and subject to HP’s prior written approval, at HP’s sole discretion, before Supplier may direct any such collateral or sales activity to such HP customers.

12.3.	No Rights in Marks. Except as otherwise set forth in Section 12.4 below, nothing in this Agreement grants either party any rights in the Marks of the other party; provided that HP may use the name of Supplier and the name of any Product in advertising and marketing Product or HP Products. As Supplier may reasonably require, Product will be affixed with any additional copyright or trademark notices sufficient to give notice as to the respective rights of the parties. On a case by case basis, Supplier may submit to HP a press release or other publication for HP’s evaluation and written authorization; such approval will be at HP’s sole discretion, which will not be unreasonably withheld. Supplier may also seek authorization to include HP in customer listings that may be published as part of Supplier’s marketing efforts, such authorization not to be unreasonably withheld.

12.4.	Private Labeling. If during the Term, HP requests, and Supplier agrees (in its sole discretion), to produce HP private label versions of Product, Supplier will ensure that Product contains HP Marks, serial number format and packaging as specified by HP and conforms to HP specifications for external appearance. Supplier will make commercially reasonable efforts to fulfill such request, as long as there is no material change in form or dimensions of Product and no required commercially unreasonable action. HP will be responsible for any additional costs reasonably incurred by Supplier in supplying private label versions of Product. Except as provided herein, Supplier will have no other right or license in any HP Marks.

12.5.	Software License.
12.5.1.	Subject to the terms hereof, Supplier will grant to HP a non-exclusive, non-transferable, worldwide, royalty-free license to the Software (including source code to Software), under Supplier’s directly applicable Intellectual Property Right and Technical Information, solely to the extent necessary to use, support, reproduce (in the case of software), display, offer, sell, and import the Products. In addition, Supplier grants HP a non-exclusive, worldwide license to modify and distribute, in binary versions only, Software for purposes of correcting defects. HP Engineering may develop and issue directly to Customers patches/bug fixes to the Software in order to resolve Customer problems. HP agrees to make the source version of any such changes so made and distributed available to Voltaire with any supporting documentation.

When HP is confronted with a time critical situation in which there are no immediate solutions, Supplier may either incorporate the patch/bug fix into its next release of the Software or resolve the identified problem using an alternate

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solution and include it in a future version of the Software. Should the resolution be accomplished by an alternate method to the HP resolution, Voltaire shall provide such resolution and support documentation to HP. In such event, HP agrees that said future version of the Software will be incorporated in a future version of the HP product incorporating the Software and it will supersede the modifications made by HP.

12.5.2.	Rights to distribute Software in source form are not granted under this Agreement; however, documentation and necessary header files (e.g. “.h” files) may be reproduced and distributed in either electronic or hardcopy format.

12.5.3.	HP agrees to reproduce any proprietary rights legends of Supplier in any Software or documentation reproduced and distributed by HP, provided that said legends appear at installation or console login.

12.5.4.	Within ten (10) days of the Effective Date, Supplier shall deliver the Software to HP. Supplier will prepare and also deliver appropriate documentation describing the Software within the same timeframe.

12.5.5.	When reasonably available, HP will loan to Supplier a prototype HP Cluster or provide reasonable access to such a system, the precise configuration to be determined by HP, suitable to enable Supplier to develop a validated version of the Software. Any such loan will be pursuant to HP’s standard Equipment Loan Agreement, and the parties agree to execute such Agreement.

12.5.6.	Supplier will use commercially reasonable efforts to ensure that a validated version of the Software is available to meet HP’s development and product announcement requirements for the timely release of HP Products. Supplier will also provide HP with a copy of its test suites to enable HP to test the Software, including testing on large-scale systems.

12.5.7.	If this Agreement is terminated in accordance with Section 3 of the primary Agreement (other than termination by Supplier for cause), the License granted to HP will continue in effect but is limited to Supplier Software and Documentation available from Supplier during the term of the Agreement.

12.5.8.	Future Versions of Supplier Software. Subject to its reasonable commercial judgement, Supplier agrees to maintain the then current functionality and current IT-API of the Software as part of its future development of the Software. Supplier further agrees that improvements to the Software will be implemented in the Software for common components. Supplier will provide these services at no charge to HP.

12.5.9.	At no cost to HP, Supplier will deliver Validated Versions (as such term is defined in Exhibit C) of the Software on up to three (3) new versions of XC Software per year, provided HP supplies or provides reasonable access to appropriate test configurations. Supplier agrees to maintain the then current performance and functionality of the Software, across those three (3) new versions of XC Software per year.

12.5.10.	With respect to paragraph 12.5.9 above, the Parties agree to exercise commercially reasonable efforts to coordinate their activities with respect to development schedules, field tests, and related matters to ensure that subsequent validated versions of the Software containing functionality and performance equivalent with and to earlier versions are available within thirty (30) days of HP’s request, provided that Supplier has reasonable access to the hardware configurations and software necessary to create such validated versions.

12.5.11.	HP agrees not to attempt to, or authorize any third party to (i) decompile, reverse engineer or otherwise gain access to the Software source code (except HP may permit authorized third parties under written agreements to have access to the source for the purposes permitted in Section 12.5,1), (ii) modify, translate or create any derivative work of all or any portion of the Software except as expressly permitted under this Agreement; (iii) sell, rent, lease, loan, provide, distribute or otherwise transfer all or any portion of the Software except as contained in the Products; (iv) remove, alter, cover or obfuscate any copyright notices, trademark notices or other proprietary rights notices placed or embedded on or in the Products; or (v) unbundle any software embedded within or contained on the Products.

HP’s use of the Products that contain software from third parties shall be subject to and shall comply with the applicable restrictions and other terms and conditions set forth in Supplier’s end user license terms supplied with the Product, except to the extent the end user license agreement or third party terms prohibit HP from using the Software as described herein, in which case, this Agreement will control HP’s rights to the Software. As of the Effective Date, Supplier’s end user license terms for the Product is attached as Exhibit I and such third party software is listed in Exhibit K, along with the applicable license terms for such third party software. In the event Supplier substantially changes its enduser license agreement for the Products, it shall provide HP with reasonable advance notice and a copy of such agreement prior to the agreement taking effect. In addition, Supplier agrees to notify HP if any additional third party code is added to the Products and such third party code is licensed under terms different than Supplier’s end user license agreement. Notwithstanding anything herein to

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the contrary, all references in this Agreement to the “purchase” or “sale” of Software will mean, with respect to such Software, the acquiring or granting, respectively, of a license to use such Software as set forth in this Section 12. All copyright, patent, trade secret, trademark and other intellectual property rights embodied in the Products will at all times remain the property of Supplier and its licensors.
12.6.	Documentation License. For purposes of this Agreement, Supplier hereby grants HP a non-exclusive, non-transferable, worldwide fully paid up license to use, import, reproduce, distribute, offer for sale in connection with distribution or sale of Products and prepare derivative works, subject to Supplier’s consent (not to be unreasonably withheld), in HP’s name all Documentation and other information, other than Confidential Information, furnished by Supplier under this Agreement. HP may reproduce such Documentation without Supplier’s logo or other identification of source, subject to affixing copyright notices to all copies of Documentation. These rights with respect to the Documentation will extend to Eligible Purchasers and, to the extent related to distribution or sale of HP Products, to HP Subsidiaries, Affiliates and third party channels of distribution as may be authorized by HP.

12.7.	License to Photograph (Marketing Materials). Supplier hereby grants to HP, under Supplier’s intellectual property rights, a non-exclusive, worldwide license to capture visual images of the Software screen displays and packaging, the Documentation and the CD-ROM, if any, and to use, reproduce, display, perform, distribute, import such photographs and modifications and images solely in connection with HP’s marketing and support of the Software and training with respect to the Software. Such license will include the right of HP to sublicense distributors, resellers, and other third parties to achieve the foregoing. The rights granted to HP under this Section 12.7 are subject to Supplier’s right to review and approve (which approval shall not be unreasonably withheld or untimely delayed) any visual images submitted by HP (excluding HP’s standard then-current trademarks, service markets, and logos), and the payment obligations as generally set for in Section 2 above and more particularly in Exhibit C attached hereto.

12.8.	Localized Versions. The licenses granted hereunder with respect to the Software and associated Documentation will include all localized versions thereof available from Supplier. In the event HP reasonably requires a localized version of the Software, the Supplier agrees to negotiate in good faith the commercial terms and conditions under which such localized version would be produced for HP. All of the licensing terms for such localized version would be consistent with this Agreement.

12.9.	End User License Terms. HP agrees to redistribute Software solely for use with the Products, and always pursuant to an enforceable and binding sublicense agreement between HP and end user customer containing provisions that are substantially similar to the HP software license terms attached hereto as Exhibit J. Promptly upon request, HP will provide Supplier with a copy of its then current sublicense agreement.

12.10.	HP Marks. If the parties mutually agree, Supplier will ensure that the Products contain the HP Marks, serial number, format, and packaging specified by HP and conforming to the HP specifications as set forth in Exhibit A. Except as provided herein, Supplier will have no other right or license in any HP Marks.

12.11.	Access to Information Systems. Access, if any, to HP Information Systems is granted solely to perform the Services under this Order and is limited to those specific HP Information Systems, time periods and personnel as are separately agreed to by HP and Supplier from time to time. HP may require Supplier’s employees, subcontractors or agents to sign individual agreements prior to access to HP’s Information Systems. Use of HP Information Systems during other time periods or by individuals not authorized by HP is expressly prohibited. Access is subject to HP business control and information protection policies, standards and guidelines as may be modified from time to time. Use of any other HP Information Systems is expressly prohibited. This prohibition applies even when an HP Information System that Supplier is authorized to access serves as a gateway to other Information Systems outside Supplier’s scope of authorization. Supplier agrees to access Information Systems only from specific locations approved for access by HP. For access outside of HP premises, HP will designate the specific network connections to be used to access Information Systems.

12.12.	Personal Data. Supplier agrees to comply with all applicable data protection rules when collecting, storing, transferring, sharing and/or otherwise processing any Personal Data in connection with this Order. “Personal Data” shall mean any information related to any identified or identifiable natural or legal person, including but not limited to HP employees and customers, and any other additional data deemed as personal data under any applicable personal data protection laws. Unless expressly agreed otherwise, any HP employee or customer Personal Data HP discloses to Supplier may only be used by Supplier to perform its obligation under this Order, and must be handled in accordance with the then current HP privacy policy.
13.	INTELLECTUAL PROPERTY PROTECTION
13.1.	Supplier’s Duty to Defend. Except as provided in Section 13.4, Supplier will, to the maximum extent permitted by law, indemnify, defend and hold harmless, on a worldwide basis, HP, HP Subsidiaries, HP Affiliates, HP Contractors and Eligible Purchasers and its and their customers (including without limitation end users, distributors and resellers), officers, directors, employees, agents and

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representatives (individually, an “Indemnitee” and collectively, “Indemnitees”) from and against any claims, liabilities, losses and damages relating to any claim by a third party that
13.1.1.	Any Product,

13.1.2.	Any combination of any Product with an HP Product in an application which is intended by Supplier from Specifications Supplier’s written designs, Supplier’s actions or Documentation,

13.1.3.	Any Software,

13.1.4.	Any Documentation

13.1.5.	A Supplier mark or

13.1.6.	Anything else provided as part of Supplier’s Support, or use of any of the foregoing, constitutes an unauthorized use , misappropriation or infringement of any third party’s Intellectual Property Rights (all of the foregoing being referred to as an “IP Claim”). Supplier will have the same duty to indemnify, defend and hold harmless Indemnitees as set forth in the previous sentence in cases where any of the following applies with respect to an IP Claim when (a) there is a breach of an intellectual property warranty by Supplier, (b) Supplier is a direct infringer; (c) Supplier is a contributory infringer; or (d) Supplier has induced infringement. Without limiting the generality of the foregoing, but subject to the terms hereof, Supplier will pay all claims, liabilities, losses, damages, judgments, awards, costs and expenses including reasonable attorneys’ fees, expert witness fees and bonds incurred by Indemniteeswith Supplier’s prior written consent after Supplier assumes control of such defense, such consent to not be unreasonably withheld, and will pay any award in connection with, arising from or with respect to any such claim or agreed to in any settlement of that claim.
13.2.	HP’s Duty to Notify. HP will give Supplier prompt notice of any IP Claim. If Supplier assumes defense of such IP Claim without reservation of rights, HP will provide Supplier the sole authority, and all cooperation, information and reasonable assistance (at Supplier’s expense) necessary to defend, settle or compromise any such claim. Supplier will shall have sole control of the defense, compromise or settlement of any IP Claim (except that HP’s prior approval will be required for any settlement , such approval not to be unreasonably conditioned or withheld). Should Supplier not diligently pursue resolution of such IP Claim or fails to provide HP with reasonable assurance that it will diligently pursue resolution, then HP and any other Indemnitee may, without in any way limiting its other rights and remedies, defend or settle the IP Claim and collect all costs of doing so from Supplier (except that Supplier’s prior approval will be required for any settlement that requires Supplier to admit wrongdoing or result in any ongoing liability to Supplier).

13.3.	Actions After Injunction or Order. If the use or combination of any Product is enjoined, if the combination of any Product with an HP Product is enjoined where such combination is intended by Supplier from Specifications, Supplier’s written designs, Supplier’s actions or Documentation or if a court or government agency enters an injunction or order forbidding the importing of any Product or preventing the Delivery of any Product to HP (any of which Product begin referred to as “Infringing Product”), Supplier will, as may be reasonable under the facts and circumstances and within a reasonable time, at its sole expense, and having reviewed its options with HP;
13.3.1.	Procure for HP and its customers the right to continue using or combining the Infringing Product.

13.3.2.	Replace the Infringing Product with a non-infringing Product of equivalent form, fit, function and performance;

13.3.3.	Modify the Infringing Product to be non-infringing Product of equivalent form, fit, function and performance.

13.3.4.	If none of the foregoing options is commercially reasonable, HP may return the affected Product and Supplier will reimburse the purchase price paid with respect thereto depreciated on a straight-line basis over a three-year period. In addition to the above, Supplier will pay HP the ancillary costs incurred by HP and all other Indemnitees due to delivery of Infringing Product, such as the costs of removal and reinstallation.
13.4.	Limitations. Nothing in this Article 13 applies to any Product to the extent such Product has (i) been improperly installed, or has been repaired, altered or otherwise modified (other than by Supplier or Suppliers authorized Subcontractors), (ii) been subjected to misuse, abuse, negligence or accident, (iii)been used in a manner contrary to Specifications or Supplier’s written instructions or Documentation or industry standard practices, (iv) been comprised of materials provided or a design stipulated by HP to the extent that the claim arises from Supplier’s compliance with a Unique Specification or (v) except for those combinations for which Supplier shall indemnify HP pursuant to Section 13.1.2, where being used in combination with other products and such infringement would not have occurred but for such combination, (vi) any use of a Product not strictly in accord with this

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Agreement, or in an application or environment or on a platform or with devices for which it was not designed or contemplated, or (vii) any Indemnitee’s continuing allegedly infringing activity after being notified thereof or its continuing use of any version of the Product after being provided modifications that would have avoided the alleged infringement. To the extent that any of the foregoing limitations would otherwise apply, it will not apply where the Product is claimed to be an unauthorized use, misappropriation or infringement on account of a manufacturing, test, upgrade and/or repair process used by Supplier unless HP has required Supplier to use in manufacture, test, upgrade and/or repair of such Product the particular manufacturing, test, upgrade, and/or repair steps that resulted in such claim.

13.5.	Entire Remedy. The foregoing states the entire liability of Supplier, and Indemnitees’ exclusive remedy, with respect to any actual or alleged violation of intellectual property rights by any Product, Software, Documentation or other subject matter of Section 13.1, any part thereof or by its use or operation.

13.6.	Intellectual Property Developed Under this Agreement. Intellectual Property Rights developed by Supplier or otherwise arising in the performance of this Agreement will be owned as provided in this Section. The term “arising under this Agreement” includes situations where (a) a worker or contractor of Supplier assigned to work solely on HP matters develops Intellectual Property Rights or (b) a worker or contractor of Supplier develops Intellectual Property Rights during the performance of HP work.
13.6.1.	For Intellectual Property Rights arising under this Agreement which are solely developed (e.g., conceived and reduced to practice) by a party, such Intellectual Property Rights will be solely owned by that party.

13.6.2.	Notwithstanding the foregoing, HP will own any Intellectual Property Rights arising under this Agreement where those rights (a) arise because of HP’s use of Supplier’s services to perform consultancy or specific design tasks under a Professional Services Agreement in writing and separately executed by the parties or (b ) are developed by Supplier specifically for HP, whether or not as a result of HP’s specific use of Supplier’s services to perform consultancy or specific design tasks, but only where those Intellectual Property Rights have sole applicability to HP Products or to HP’s processes or services and could not have any applicability to the products, processes or services of any other customers of Supplier.

13.6.3.	In the event that the parties desire to perform joint development projects, the parties shall enter into a separate agreement that shall set forth each party’s duties and obligations regarding such development work and the division of Intellectual Property Rights involved in and/or created by such development work.
13.7.	No Implied Licenses. Except for the limited rights and licenses expressly granted hereunder, no other license is granted, no other use is permitted and Supplier (and its licensors) shall retain all right, title and interest in and to the Products, Software, Documentation, Marks and marketing collateral (and all patent rights, copyright rights, trade secret rights and all other intellectual property and proprietary rights embodied therein). HP agrees not to take any action inconsistent with such ownership.

13.8.	Markings. HP agrees that the Products and Documentation will be branded in a manner determined by Supplier, in its sole discretion. HP shall not (and shall not permit any third party to) alter, obscure or remove any trademark, patent notice or other proprietary or legal notice contained on any Product, Documentation, marketing collateral or packaging.
14.	FORCE MAJEURE EVENTS
14.1.	Delaying Causes. Neither party will be liable for any delay in performance under this Agreement caused by any act of God or other cause beyond Supplier’s reasonable control and without Supplier’s fault or negligence including but not limited to fire, flood, war, embargo, riot or an unforeseeable intervention of any government authority, which causes complete business interruption (a “Delaying Cause”). A Delaying Cause does not include delays in transportation prior to delivery, shortages of material (except industry-wide shortage), delays by manufacturers or Subcontractors (except for causes beyond such party’s reasonable control and without its fault or negligence) or economic consideration or inefficiencies. No Delaying Causes will suspend or excuse either party’s obligations as set forth in Sections 12 and 15 of this Exhibit B.

14.2.	Occurrence of a Delaying Cause. Any party whose performance is affected by a Delaying Cause will notify the other party promptly upon commencement of a Delaying Cause and will provide its best estimate of the expected duration of such occurrence. Upon notice to Supplier after thirty (30) days of a Delaying Cause, HP may terminate any unfilled Accepted Orders without liability. Any party whose performance is affected by a Delaying Cause will exercise reasonable diligence to overcome and effect cessation of the Delaying Cause and to mitigate effects thereof. Performance of the parties’ respective obligations to purchase and sell Product will be suspended to the extent affected by, and for the duration of , a Delaying Cause, and during pendency of a Delaying Cause affecting Supplier’s ability to make timely Delivery. HP may purchase replacement Product elsewhere. If, however, Supplier’s performance is delayed for reasons set forth above for a cumulative period of thirty (30) days or more, HP, notwithstanding any other provisions of this Agreement to the contrary, may terminate this Agreement and/or any Order issued hereunder by notice to Supplier.

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14.3.	Resumption of Performance. The parties will resume performance under this Agreement once the Delaying Cause ceases, and HP may, extend the Term up to the length of time the Delaying Cause endured.
15.	CONFIDENTIAL INFORMATION
15.1.	During the Term, a party (the “Recipient”) may receive or have access to certain information of the other party (the “Discloser”)) that is marked as “Confidential Information,” or words of similar import, , including, though not limited to, information or data concerning the Discloser’s products or product plans, business operations, financial information, strategies, customers and related business information (including all copies, analyses and derivatives thereof, “Confidential Information”). The Recipient will not disclose the other’s Confidential Information to any third party without prior written consent, and will protect the confidentiality of Confidential Information with the same degree of care as the Recipient uses for its own similar information, but not less than reasonable care. Confidential Information may only be used by those employees of the Recipient who have a need to know such information for purposes related to this Agreement. Supplier, will, upon HP’s written request, use commercially reasonable efforts to cause any entity or person designated by HP to enter into a nondisclosure agreement which affords materially comparable protections for HP’s Confidential Information. The parties acknowledge that all Technical Information (including without limitation, any information disclosed under Section 9.1.2) and Forecasts are deemed Confidential Information to be protected for a term of three (3) years from date of disclosure. Each party shall be responsible for any breach of confidentiality by its respective employees. Promptly after any expiration or termination of this Agreement, or at the Discloser’s request at any time, Recipient shall return to the Discloser all originals and copies of any Confidential Information and all information, records and materials developed therefrom.

15.2.	Exclusions. The foregoing confidentiality obligations will not apply to any information that (a) is rightfully known by the Recipient without restriction prior to disclosure, (b) was developed by the Recipient prior to disclosure or is subsequently developed independently and without reference to the disclosure, (c) is or becomes publicly available through no fault of the Recipient , (d) is rightfully received from a third party with no duty of confidentiality, (e) is disclosed by the Recipient with the Discloser’s written approval or (f) is disclosed under operation of law (but only to the extent and for the purposes of such legal requirement).
16.	INSURANCE.

Supplier shall maintain, at its expense, a comprehensive general liability insurance policy covering claims of bodily injury, including death, and property damage that may arise out of use of the Products or acts of omission of Supplier under this Order, and containing such other provisions as may be required by HP. Such policy or policies shall provide a coverage minimum of $1,000,000 per occurrence. Each policy shall name HP, its officers, directors, and employees as additional insureds only in respect of Supplier’s negligence. All such policies shall provide that the coverage thereunder shall not be terminable without at least thirty (30) days prior written notice to HP. Upon demand by HP, Supplier shall promptly supply HP with certificates of insurance of such policies.
17.	GOVERNMENTAL COMPLIANCE
17.1.	General. Supplier will at all times comply with all federal, state, local and foreign laws, rules and regulations applicable to its obligations under this Order and, if applicable, its manufacture of Products. Supplier shall furnish to HP any information required to enable HP to comply with such laws, rules, and regulations in its use of the Products and Services or reasonably requested by HP to confirm compliance with such laws, rules and regulations or with the provisions of this Order.

17.2.	Security. Without limiting Section 9.1, Supplier warrants that in all countries in which Supplier does business, its operations and shipments comply with all applicable laws and regulations regarding security. To the extent applicable to Supplier’s business, Supplier agrees to implement the Security Recommendations set forth by the U.S. Customs Service Customs-Trade Partnership Against Terrorism (C-TPAT) (http://www.customs.gov/enforcem/tpat_security.htm) or equivalent security guidelines. In addition, Supplier should meet or exceed security requirements designated by HP. Supplier and HP may perform a formal, documented security compliance audit on an annual basis, with the first audit taking place upon HP’s request at any time after Supplier’s acceptance of this Order. Supplier shall immediately notify HP in writing of any area where it fails to meet the applicable recommendations of C-TPAT or equivalent security guidelines, or the HP Security requirements. Upon notification of Supplier’s failure to comply, whether by Supplier or through an audit or HP inspection, HP may either terminate the Order or grant a waiver of the requirement for a limited time to allow Supplier to become compliant.

17.3.	U.S. Federal Procurement Requirements. Without limiting Section 9.1, in light of HP’s status as a U.S. Federal contractor and subcontractor, all applicable procurement regulations required by federal statute or regulation to be inserted in contracts or subcontracts apply to this Order, including but not limited to FAR 52.219-8 (Utilization of Small Business Concerns), FAR 52.219-9 (Small Business Subcontracting Plan), FAR 52.219-16 (Liquidated Damages Subcontracting Plan), FAR 52.222-26 (Equal Opportunity), FAR 52.222-35 (Equal Opportunity for Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans), FAR 52.222-36 (Affirmative Action for Workers with Disabilities) and FAR 52.222-41 (Service Contract Act of 1965).

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17.4.	Other Requirements. Supplier shall comply with the applicable requirements of Executive Order 11246, the Vocational Rehabilitation Act, and the Vietnam Era Veteran’s Readjustment Act.

17.5.	Accessibility. Supplier warrants that all Products will meet the requirements set forth in all federal, state, local and foreign laws, rules, and regulations applicable to accessibility of information technology for people with disabilities. Supplier agrees to use personnel trained and knowledgeable in supporting the needs of persons with disabilities in performance of Services under this Order.

17.6.	Invoice Certification. When and if requested by HP, as a condition precedent to payment thereof, Supplier shall separately certify each invoice as follows: “We certify that contract deliverables listed hereon were produced in compliance with all applicable requirements of Sections 6, 7, and 12 of the Fair Labor Standards Act, as amended, and of regulations and orders of the U.S. Department of Labor issued under Section 14 thereof. We further certify that any and all additional contract deliverables will be produced in compliance with same.”
18.	SOCIAL AND ENVIRONMENTAL.
18.1.	Social and Environmental Responsibility. Without limiting Section 9.1, Supplier warrants that in all countries in which Supplier and, to Supplier’s knowledge, information and belief, Supplier’s authorized subcontractors do business, its and their operations comply with all applicable laws and regulations governing protection of the environment, employee health and safety, and labor and employment practices, including but not limited to, laws and regulations relating to working hours, working conditions, wages, benefits, child labor, forced labor, freedom of association, and equal employment opportunity. Supplier will comply with HP Supplier Code of Conduct (www.hp.com/go/supplierE), including establishment of management systems as described therein.

18.2.	Compliance. All Products and their packaging will comply with HP’s General Specifications for Environment, DWG No. A-5951-1745-1 (www.hp.com/go/supplierE) in addition to any other HP specifications for the Products.

18.3.	Shipment. All Products shall be shipped in conformance with government and freight regulations applicable to chemicals and hazardous materials, including regulations regarding fumigation and aeration where applicable. HP will not be liable for any loss or damage caused by a release of chemicals or other hazardous materials to the environment prior to HP’s actual receipt of the Products. All packaging materials, including pallets, shall be free of pests and comply with regulations regarding Solid Wood Packing Materials (SWPM) where applicable.

18.4.	Chemical Substances. Supplier warrants that: (i) each chemical substance contained in Products is on the inventory of chemical substances compiled and published by the Environmental Protection Agency pursuant to the Toxic Substances Control Act and (ii) all Material Safety Data Sheets required to be provided by Supplier for Products shall be provided to HP prior to shipment of the Products and shall be complete and accurate.

18.5.	Take Back. Supplier will accept back, free of charge, any material included in the Products or their packaging returned freight prepaid by HP from any country that requires Products be taken back from the user at the end of life of the Products.

18.6.	Ozone Depleting Substances. Supplier warrants that neither the Products, nor any part, piece or component of any of the Products: (i) contains any “class I substance” or “class II substance” as those terms are defined in 42 USC Section 7671 as now in existence or hereafter amended or (ii) has been “manufactured with a process that uses” any “class I or class II substance” as those terms are defined above.
19.	DEFAULT.
19.1.	Default by Supplier. If Supplier fails to perform or breaches any material provision of this accepted Order, HP may terminate the whole or any part of this Order, unless Supplier cures the breach within 20 days after receipt of HP’s notice of breach.

19.2	Definition of Breach. For purposes of Section 19.1, the term “breach” shall include, without limitation, any: (i) proceeding, whether voluntary or involuntary, in bankruptcy or insolvency by or against Supplier; (ii) appointment, with or without Supplier’s consent, of a receiver or an assignee for the benefit of creditors; (iii) failure to provide HP with reasonable assurances of performance on HP’s reasonable request; or (iv) other failure to comply with this Order.

19.3.	Rights and Remedies. The rights and remedies granted to the parties under this Agreement are in addition to, and shall not limit or affect, any other rights or remedies available at law or in equity.
20.	IMPORT REQUIREMENTS.
20.1.	Certification. Upon HP’s request, Supplier shall provide HP with an appropriate certification stating the country of origin for

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Products sufficient to satisfy the requirements of (i) the customs authorities of the country of receipt and (ii) any applicable export licensing regulations, including those of the United States.

20.2.	Required Marking. Supplier shall ensure that all Products are marked (or the Products’ container is marked if there is no room on the Products themselves or unless exempted from marking) with the country of origin. Supplier shall ensure compliance in marking the Products with the requirements of the customs authorities of the country of receipt.

20.3.	Importer of Record. If any Products are imported, Supplier shall, when possible, allow HP to be the importer of record, unless otherwise negotiated. If HP is not the importer of record and Supplier obtains duty drawback rights to the Products, Supplier shall, upon HP’s request, provide HP with documents required by the customs authorities of the country of receipt to prove importation and to transfer duty drawback rights to HP.

20.4.	Commercial Invoice. Supplier shall issue a commercial invoice containing such information as HP may reasonably request, including, but not limited to, the following information: invoice number; invoice date; name and address of the shipper; name and address of Supplier (if different from the shipper); name and address of the consignee; name and address of the buyer (if different from the consignee); a detailed description of the Products; model numbers; HP part numbers; serial number (if Products are serialized); HP assigned Harmonized Tariff Schedule (HTS) number; box number; total number of boxes; total box weight expressed in kilograms; country of origin for each Product/part; quantities in the weight and measure of the country to which the Products are shipped; unit price of each Good; value of any assists or other additions to the price paid or payable; total invoice value; currency of the invoice; incoterms; carrier name, and bill of lading number. The invoice must be issued in the language required by the country to which the Products are shipped. HP may require Supplier to submit invoices electronically, at Supplier’s sole expense, in which case Supplier is thereby authorized to, and will, transmit the required information in electronic format. HP may utilize a third party, at HP’s sole discretion, to facilitate HP’s order and invoicing processes that may entail disclosure of information about the Supplier and the receipt and processing of any purchase order, invoice and related documentation.

20.5.	Other Requirements. Supplier shall comply with all other government agency requirements (including Food and Drug Administration [FDA] and Federal Communications Commission [FCC] in the case of a U.S. import) of the country to which the Products are shipped. Failure to comply with import requirements will result in the transfer of financial and legal obligations to the Supplier.
21.	MISCELLANEOUS.
21.1.	No Assignment. Supplier shall not delegate or assign its rights or obligations without HP’s prior written consent, not to be unreasonably withheld. However, without HP’s consent, Supplier may assign this Agreement to any of its affiliates or to any successor to all or substantially all of its business which concerns this Agreement (whether by sale of assets or equity, merger, consolidation or otherwise); provided, however, if Supplier assigns this Agreement to any affiliate or successor that is an HP Competitor, then HP may (within 30 days after such assignment) terminate this Agreement by giving such assignee at least ninety (90) days prior written notice. As used in this Section 21.1, “HP Competitor” means any corporate entity that manufactures, sells, and/or distributes products similar to HP Products. Any attempted delegation or assignment by Supplier without such consent shall be void.

21.2.	Waiver of Terms and Conditions. The waiver of any term or condition of this Order must be in writing. No such waiver shall be construed as a waiver of any other term or condition except as provided in writing, nor as a waiver of any subsequent breach of the same term or condition.

21.3.	Publicity. Supplier shall not make or authorize any news release, advertisement, or other disclosure to any third party which shall deny or confirm the existence of this Order or reveal the terms of this Order without prior written consent of HP.

21.4.	Choice of Law. This Order shall be interpreted and governed by the domestic laws of the state of California, without regard to its conflicts of law provisions.

21.5.	Limitation of Liability. Except for breach of confidentiality or the scope of any license by either party, in no event will either party be liable to the other for indirect, special, incidental or consequential damages (including without limitation, loss of business, revenues, profits or goodwill), loss or inaccuracy of data, loss or interruption of use, or cost of procuring substitute technology, goods or services. Except for breach of confidentiality or the scope of any license by either party, in no event will either party be liable to the other for aggregate damages in excess of amounts paid and payable to it hereunder (in the case of Supplier) or amounts paid and payable by it hereunder (in the case of HP) for the service or product giving rights to such damages, regardless of the form of any claim or action (whether based on contract, tort, warranty, strict liability or other legal theory). These limitations are independent from all other provisions of this Agreement and shall apply notwithstanding the failure of any remedy provided herein. Notwithstanding the above, Supplier will be responsible for any damages of any kind included in an award or settlement of a third party claim under Section 13.

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21.6.	Non-Restrictive Relationship. Nothing in this Order will be construed to preclude HP from independently developing, acquiring from other third parties, distributing or marketing other Products or Services which may perform the same or similar functions as the Products or Services provided under this Order, except insofar as this Agreement restricts the use and disclosure of Confidential Information
IN WITNESS WHEREOF, the parties hereto have caused these Additional Terms and Conditions to HP Short Form Product Purchase Agreement No.                      to be executed by their duly authorized representatives as of the Effective Date of this Agreement.

APPROVED AND AGREED TO:	APPROVED AND AGREED TO:

Voltaire, Inc.	Hewlett-Packard Company
(Supplier)	(HP)

/s/ Mark E. Favreau	/s/ Sue Oliveira

(Signature)	(Signature)

Mark E. Favreau	Sue Oliveira

(Typed Name)	(Typed Name)

EVP & GM	Director, BCS Procurement

(Title)	(Title)

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Exhibit C
To Agreement No. XXXX-XXXXXX
Service and Support Requirements
1.	General Terms
1.1.	Scope. Supplier will provide maintenance and support services to HP as specified in these Support Terms to allow HP to provide effective service to end-user customers (“Customers”) of the Product. Unless otherwise agreed, HP will serve as the primary support contact with Customers, and Supplier shall have no direct end user customer support obligations except as otherwise provided herein. The obligations of each party are specified below. In case of any conflict with the agreement which contains this Service and Support Exhibit (“Agreement”), the terms of this Service and Support Exhibit will take precedence for clarification of support obligations, but will not otherwise modify the Agreement.

1.2.	Definitions. The following capitalized terms will have these meanings when used in these Support Terms and elsewhere in this Agreement:

“Action Plan” means the initial plan to be created and implemented by Supplier in response to an HP Problem Resolution or Escalation request. At a minimum, the Action Plan must contain the following:
a.	Problem Statement;

b.	List of all key HP and Supplier contacts and their managers;

c.	Actions to be taken;

d.	Purpose and desired result for each action;

e.	Expected completion time; and

f.	Contingencies or alternatives if desired results are not achieved.
“Class Failures” shall mean a large number of Failures attributable to a unique defective sub-assembly component or when the Failure Rate suggests the possible existence of an Epidemic Failure Rate.
“Corrective Action Plan” means an HP approved plan developed by Supplier to remedy a Failure. It shall, at a minimum, include a detailed description of the actions to be implemented in the product design, production process, inspection process, or Product sourcing in response to and to remedy a Failure. The Corrective Action Plan shall describe the additional engineering and technical support Supplier will provide to reduce the Product Failure Rate to a level at or below the target Failure Rate for the Product as well as any other necessary corrective measures as agreed by HP and Supplier. The Corrective Action Plan may potentially also include the following remedies: (i) expedited shipment of replacement Products for inventory retrofit; (ii) processing all returns at no cost to HP; (iii) shipment of Software fixes directly to registered customers; (iv) credit for RMA backlog, and (v) any other actions as HP deems appropriate.
“Critical/Production Environment Down” shall mean any production system or production application down or at severe risk, a data corruption or loss risk, customer’s business is severely affected, or there are safety issues. This is the same as an “Escalation”.
“Defect” shall man any condition in the Product/s which results in a failure of Product/s to conform to Product Specifications in Exhibit I of this Agreement.
“Eligible Purchasers” shall have the same meaning as it does in the PPA to which this Exhibit is attached; except, however, it shall also include, solely for the purposes of this Exhibit, HP authorized service providers, including without limitation, HP repair centers, and HP-authorized channel partners.
“Escalation” shall mean a Product situation requiring immediate action by HP and Supplier. This situation is defined by HP and can only be declared to Supplier by HP after HP’s standard support escalation procedure. This is the same as “Critical/Production Environment Down”.
“Escalation Process” ensures that immediate action is taken by HP and Supplier on a Customer Problem or to assist an HP field engineer who is on-site, and to ensure that a Customer Problem is being resolved in a satisfactory manner. HP has the sole authority to declare a situation as an Escalation. It is necessary that (i) both parties have a comparable perception of the nature and criticality of the Problem; (ii) the visibility of the Problem

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is raised in each party’s organization; and (iii) additional resources as necessary are allocated towards solving the Problem.
“Failure” shall have the same meaning as it does in the PPA to which this Exhibit is attached.
“Fix means a change in a Product that removes a problem in that product. A Fix must be designed and tested so that it can be distributed to all Customers. A Fix may be temporary or permanent. A temporary Fix may be a patch or bug fix that temporarily modifies a Product or any software in the product without rebuilding that product. A permanent Fix provides a permanent solution to the problem, agreed upon by both HP and the Supplier.
“Hot Site” shall mean an HP Customer situation requiring immediate action by HP and Supplier. This situation is defined by HP and can only be declared to Supplier’s Manager of Customer Support.
“HP Cluster” or successor designations means a collection of HP workstations or servers running the Linux operating system that is qualified and marketed by HP.
“HP Linux Software” or successor designations means the software, including the Voltaire Software Bundle, provided by HP to run on an HP Cluster.
“Problem Resolution” is the process described in Article 3 below through which HP submits a Request for Technical Assistance to notify Supplier when a problem (such as a fault or defect) is suspected in a Product. Under this process, HP Confirms the problem diagnosis with Supplier, and the parties cooperate to resolve the problem.
“Products” means the products listed in Exhibit A of the Agreement to which this Exhibit is attached, including all related Documentation, Software licenses and media, Parts, and other deliverables provided pursuant to the Agreement.
“Product Recall” means any recall campaigns initiated by HP or Supplier related to the Products listed in Exhibit A to remedy a breach of any of Supplier’s warranties, agreed upon quality levels, or safety levels, or undertaken to comply with an Applicable Law (as defined in the PPA) or other governmental requirements; or, at HP’s sole discretion to maintain HP’s reputation for quality in the marketplace.
“Release” shall mean a new official build of the software that is released generally to licensed users, and which may include new features or fixes to outstanding defects in the product. A Release shall supersede all the Revisions of the software since the previous Release.
“Revision” shall mean any correction, modification, maintenance release, patch, bug fix,update, upgrades or new versions of the product software or firmware.
“Severity 1 Problem” means a catastrophic problem that could severely impact a customer’s ability to conduct business. It could mean a customer’s systems and/or product are down or not functioning.
“Severity 2 Problem” means a high-impact problem in which a customer’s operation could be disrupted but there would be capacity to remain productive and maintain necessary business-level operations.
“Spares” means Parts identified by HP as “Field replaceable units” (FRU) and used to maintain Products. These parts can be new units, refurbished nits or repaired units as long as they meet form, fit, function, and cosmetic specifications of the currently shipping units.
“Standard Voltaire Software” means the standard software supplied by Voltaire for use with Voltaire’s Infiniband products running the Linux operating system.
“Status Update” means Supplier’s summary of the problem, describing the possible cause and the incremental work to be performed to reach resolution, including the Action Plan and the availability date of a Fix.

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“Support Information” means Product Service Information and a Knowledge Data Base of known problems related to Supplier’s support of Products.
“Technical Assistance” is the process described in Article 2 below through which HP obtains assistance from Supplier in the support of Customers. Technical Assistance includes the exchange of information, such as product configuration, product operation, or other necessary answers or assistance to support questions.
“Tracking System” means an electronic database to be maintained by the parties for updating and communicating information pertaining to Service Requirements. Technical Assistance, Problem Resolution, and Escalation. The particular type of Tracking System will be mutually determined, as more particularly described in Section 1.7 below.
“Validated Version” means a Version of software that has been tested, using test suites and such other procedures as may be reasonably necessary, conforms to the applicable software description, and does not contain any Severity 1 Problems or Severity 2 Problems.
“Version” shall mean the software release identification, generally in the form of X.YYz where X is a number which represents a particular major Release, YY is a number which represents a particular Revision of that Release, and z is a letter which distinguishes between Revisions which are primarily distinguished by the list of hardware platforms on which the software has been qualified. Two software Releases are considered to have the same Version if they are identified by the same values of X and YY.
“Voltaire Software Bundle” means the subset of the Software as mutually agreed by HP and Voltaire for use on HP Linux Systems.
“Workaround” means a temporary solution or temporary Fix that restores operational capability for the Product without severely compromising the performance of that product, until a permanent Fix is available. A Workaround can be a change in the configuration or a change in Customer documentation.
1.3.	General Obligations: Each party agrees to the following general terms:
1.3.1.	For each Product, Supplier will provide a product support plan incorporating HP’s support planning processes and support recommendations.

1.3.2.	Unless expressly authorized under these Support Terms, neither party will commit resources of the other to Customers.

1.3.3.	Both parties will provide such information to each other as is needed to implement these Support Terms, subject to the confidentiality and licensing provisions of this Agreement. Unless otherwise specified, all such information will be used by the other party solely for its internal use to fulfill its obligations under these Support Terms.

1.3.4.	When either party makes changes to its support policies and procedures that may affect its ability to support Customers or the other party under these terms, the party making the changes will inform the other party’s Strategic Support Contact listed in Appendix I below of such changes in accordance with the procedures described in these Support Terms.

1.3.5.	HP may represent itself as being certified and authorized by Supplier to maintain or repair Supplier’s products. Nothing in these Support Terms prohibits either party from independently supporting the other party’s products; provided that each party acknowledges that, except as expressly granted hereunder or in the Software License Agreement, no licenses are granted to the other to use that party’s confidential technical information or other intellectual property

1.3.6.	HP requires verification of Supplier’s replacement/repair process for FRU’s and Products. Upon the Effective Date of this Agreement, Supplier will promptly provide a FRU replacement and repair plan of sufficient detail to HP’s reasonable satisfaction. The number of times a FRU is repaired is limited to two (2) occurrences total for any unit. A FRU shall be subject to extraction from circulation for scrap immediately upon third failure.

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1.3.7.	With respect to each Product supplied by Supplier under this Agreement, HP shall attempt to resolve Customer problems independently using the training and information provided by Supplier. HP will attempt to recreate the Customer’s problem, determine the resolution and develop corrective action, which will be communicated back to Customer. HP will follow the published Voltaire trouble shooting and diagnostic procedures and/or by following specific procedures provided by Supplier to HP during training.

1.3.8.	If a greater level of technical expertise is required, HP will engage Supplier in resolving the Customer’s problem via . Supplier agrees to participate with HP in the problem solving at this level. Such technical assistance shall include the exchange of information (e.g. Product configurations, Product operation, or other necessary support questions), Problem Resolution, and Escalations through email and/or telephone assistance.

1.3.9.	Unless otherwise agreed, HP will serve as the primary support contact with Customers and Supplier shall have no direct end-user Customer support obligations except as otherwise provided herein. The obligations of each party are specified below. In case of any conflict with the Agreement which contains this Support Exhibit, the terms of this Exhibit C will take precedence for clarifications of support obligations but will not otherwise modify the Agreement.
1.4.	Strategic and Technical Support Contacts: Supplier and HP have each designated in Appendix I a Strategic Support Contact and a Technical Support Contact, which may be one and the same person. The Strategic Support Contacts will be the focal points for general relationship and process issues and will be responsible for managing the overall relationship of the parties. The Technical Support Contacts will be the focal points for Customer technical issues, including Technical Assistance, Problem Resolution and Escalation. Technical and Strategic Support Contacts may be changed at any time upon written notice to the other party.

1.5.	Status Review Meetings: Supplier and HP Strategic Support Contacts or their designees will meet on a regular basis for the purpose of reviewing the effectiveness of their support relationship, suggesting changes, implementing improvements and sharing technical information. Meetings will take place at least quarterly in the first year of the Agreement, and at least annually thereafter.

1.6.	Communications Between Parties. Any support-related communications required or permitted to be given under these Support Terms will be made by telephone, or by electronic mail (“e-mail”) in a standard format agreed to by the parties, to the appropriate contact.

1.7.	Problem Tracking System: The parties agree to implement and maintain a problem-tracking database (the “Tracking System”) for inputting, accessing and updating information on Requests for Technical Assistance, Problem Resolution and Escalation.

1.8.	Response Times: Supplier agrees to respond to HP requests for Technical Assistance, Problem Resolution and Escalation as soon as possible after receipt of the request, but in no event later than the response times Specified in Appendix II to these Support Terms, in accordance with the problem classification listings in that Appendix.

1.9.	Types of Support: In addition to the technical assistance in Section 1.3.8 above, Supplier will also participate in Problem Resolution and Escalations. Problem Resolution is the process whereby HP notifies the Supplier directly when a Problem (fault or deficiency) is suspected in the Product/s, HP confirms the Problem diagnosis and issues a service request against the Product/s, and Supplier acknowledges the request and takes the lead in Problem Resolution. HP and Supplier will cooperate in resolving the problem. Supplier will notify HP of Problem Resolution and HP will close the services request with the Supplier upon confirming the problem has been resolved to the Customer’s satisfaction. Escalation is a process to ensure immediate action is taken by HP and Supplier on a Customer Problem, provide assistance to an HP field engineer on-site at a Customer location, and ensure a Customer Problem is being resoled in a satisfactory manner. In an Escalation, both parties must have the same perception of the nature and criticality of the Problem, raise the visibility of the Problem within their respective organizations, and allocate additional resources as required to solve the Problem.

1.10.	Required Set Up. HP will assist Supplier in ensuring Supplier will have the necessary HP and Supplier Software and equipment required to reproduce any problems reported by HP. HP assistance may include load of HP equipment and/or facilities

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Supplier may contact the person who wrote the HP incident report for the specified purpose of clarifying the problem. HP will provide Supplier with an email address or pone number contact for the Customer. If access to the Customer system is required, HP will work with Supplier and the HP Customer in gaining agreement to allow Supplier direct access to the system and to provide information such as login ID, passwords and details for remote access to the Customer’s system as practical.

2.0	Back Up Support Services. Supplier shall provide at a minimum the following maintenance and support with respect to the Products:
▪	Use of Supplier’s current call tracking system and process for tracking the progress of outstanding bugs and fixes which includes a method for HP to submit defect reports and to cooperate with Supplier to promptly resolve outstanding Problems

▪	Promptly fix or provide workaround to such bus, error, and defects as set forth in Error Classifications.

▪	Maintain a support contact to review calls/emails from HP concerning Problems, questions, and Escalations.

▪	Provide prompt notification and assistance in the event Supplier determines a Problem exists as set forth in Error Classifications.

▪	Provide normal evolutionary enhancements, updates, and revisions, after functionally complete but as soon as feasible prior to general release.

▪	Provide a designated, knowledgeable support contract to provide technical support.

▪	Support, at a minimum, will include the current Release or Current Version and the one (1) Prior Version of each Product. In no case will any Release be supported for less than twenty-four (24) months. New Releases will carry forward the prior released bug fixes.

▪	On any correction or an error in classifications of Escalation, Critical, Major Impact, or Minor Impact, Supplier shall use best efforts to correct the Problem and to implement the Fixes, complete with any needed documentation, test procedures or special instructions. Supplier will run regression tests on the fixes before delivery. It will be HP’s responsibility to supply any and all patches to its Customers.

▪	Except as may be otherwise mutually agreed, Supplier shall have no obligation to make Enhancement corrections. Any Enhancements undertaken by Supplier shall be released at Supplier’s discretion and in accordance with a schedule set up by Supplier.

▪	Notwithstanding any of the foregoing, if a Problem in a Product occurs as a result of the operation of or presence of another Product bundled with the HP Product, such error will not be deemed to be an Error for the purposes of this Agreement provided that, on request, Supplier will cooperate with HP in the correction of any such error.

▪	In the event that HP elects to continue to support a Product which Supplier has decided to retire, or HP elects to support a Version of the Product that Supplier is no longer required to support, Supplier agrees to enter into negotiations in good faith to effect either a last time buy or a manufacturing license.
2.	TECHNICAL ASSISTANCE
2.1.	HP Request for Technical Assistance. When making a request for Technical Assistance, HP will provide the following information to Supplier: (a) description of the situation; (b) the HP assigned call classification and the HP identification number; and (c) the call back phone number if different from the Technical Support Contact phone number listed in Appendix I.
2.1.1.	Collect the following information for analysis: switch trace, log file, or data dump using Supplier’s Utilities and Finisar trace (strongly recommended)

2.1.2.	Provide information for Supplier to be able to reproduce the problem including step-by-step procedure/s used to recreate the problem, if possible.
▪	System Configuration information:

▪	HOST: All OS platforms and versions; HBA type and driver version

▪	HOST Applications: List

▪	Storage: Disk or tape subsystem type (i.e., RAID, JBOD, public, private, DLT, etc.), manufacturer and firmware version

▪	Storage management software and applications

▪	Switch topology: Network configuration description. SAN diagram, if possible.

▪	Number and type/s of switches in the configuration

▪	Parallel fabrics, if applicable. Dual host, storage connections

▪	Third party switches linked to the fabric

▪	Bridges, gateways, or routers connected and to what they are connected

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2.1.3.	Effective as of the date of first customer shipment of the Product, Supplier will make its Technical Support Contacts available to receive Technical Assistance requests from HP through the Supplier’s designated toll free telephone number 1.800.voltaire, designated email address, support@voltaire.com and/or designated web site www.voltaire.com. Supplier shall provide technical support to HP Support as set forth in this Agreement from 8:00 AM to 8:00 PM Eastern Time from our Billerica, MA Headquarters. Supplier will provide same level of support from Sunday to Thursday from 8AM-6PM (GMT+2) from our EMEA office. E-mail and website remain the same. Toll-free support number is 1-877-627-5587.

2.1.4.	Supplier will take all necessary steps to resolve the Technical Assistance request and provide HP with the resolution and all available information as soon as it is available and will make its best efforts to meet the response times specified in Appendix II.

2.1.5.	HP agrees that support engineers that contact Supplier for Technical Assistance have previously received training on the Product.
2.2.	Technical Assistance Records. Supplier will keep a record of all Technical Assistance requests in Suppliers Tracking System and update their current status. As soon as possible following final resolution, Supplier will input a detailed description of the Technical Assistance request and resolution in Supplier’s Tracking System.
2.2.1	Technical Assistance records will include, at a minimum the following information:
▪	HP call identification number and Supplier call tracking number

▪	Date of initial call to Supplier

▪	Names of call participants

▪	Times and dates of subsequent calls to HP

▪	Model, version, and serial number of Product/s involved. Version of operating system involved.

▪	Problem Description (Symptoms) as provided by HP

▪	Root Cause/s as provided by Supplier

▪	Recommended Corrective Action/s Alternative/s and Priority/ies (Steps taken to diagnose and remedy the problem) provided by Supplier

▪	Any Action Plan/s required for follow up or resolution

▪	Date of resolution.
2.3.	Closing Technical Assistance Request. After a Technical Assistance request is resolved and resolution information is communicated to HP and documented in the Tracking System, HP will contact Supplier to close the request.

2.4.	Monthly Technical Assistance Report. Supplier will provide a monthly technical report covering all problems received from HP during the current month, all problems still open from previous months, including the original date forwarded to Supplier, current status of each problem, categorization of problems and resolutions, and problem metrics including average response time and number of escalations. Note: Problems include both Problem Resolution Request and Escalations.
3.	PROBLEM RESOLUTION
3.1.	Request for Problem Resolution Service. HP will receive defect reports, inquiries and problems calls about Products from HP’s Customers. If HP is unable to resolve a problem after Technical Assistance and after reasonable efforts, HP may provide Supplier with a Request for Technical Assistance. When Making said Request for Technical Assistance, HP will provide the following information in addition to the HP provided information identified and listed in Section 2.1.2 and 2.2.1 above:
3.3.1	Description of diagnostic work performed and data collected by HP

3.3.2	Action being requested (e.g. remedying or assisting in isolating the fault)

3.3.3	Problem classification pursuant to the definitions in Appendix II
3.2.	Problem Resolution Process. Upon receipt of HP’s Request for Technical Assistance, Supplier will acknowledge receipt and then acknowledge HP’s diagnosis of the problem. When mutually deemed necessary, Supplier will make Supplier’s engineering department available to HP’s engineering department so that “Lab to Lab” contact may be established. Supplier will recommend appropriate corrective action/s on the Request for Technical Assistance to resolve the problem as soon as possible, but in no event later than the response times specified in Appendix II, according to the classification of the problem.
3.3.1	In the event that neither HP nor Supplier is able to isolate and resolve a Critical or Serious situation, HP may request that Supplier assist HP in dialing into the Customer’s system directly to assist HP in analyzing and troubleshooting the problem. Supplier will provide any necessary diagnostic tools to troubleshoot the problem on site. HP will provide Supplier access through telnet or web tools. If the problems is mutually

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deemed to require Supplier’s on-site presence in order to diagnose and isolate a problem, Supplier will provide technical assistance on-site.

3.3.2	Supplier will provide an Action Plan within the response times listed in Appendix II, based on HP’s classification of the problem. An Action Plan may require Supplier to (a) reprioritize its other activities in order to meet the commitment to solve a Customer problem, (b) increase resources to address the problem, (c) assist HP with remote dial in to a Customer system for direct observation, (d) assist HP with on-site analysis.

3.3.3	Supplier will notify HP upon resolution of the problem or upon the availability of a Fix or Workaround. If a permanent resolution cannot be achieved within the response times specified in Appendix II, Supplier will notify HP of any modification to the original Action Plan and the anticipated availability of a permanent problem resolution.

3.3.4	Supplier will enter in Supplier’s Tracking System all Status Updates, Action Plans, and other communications requested by HP’s Technical Support Contact. Supplier may request additional information from the HP Technical Support Contact in order to meet the response times specified in Appendix II.
3.3.	Problem Resolution Records. Supplier will keep records of all Requests for Technical Assistance in Supplier’s Tracking System and update their current status. Supplier will also be responsible for accessing, reviewing, and updating defect information related to the problems. Supplier will provide weekly report as referenced in paragraph 2.4 above.
3.3.1	Problem Resolution records will include, at a minimum, the items listed in paragraphs 2.1.1, 2.2.1, and 3.1.2 above, along with the following:
▪	Summary of the problem as finally diagnosed.

▪	Detailed description of the root cause/s and symptom/s

▪	Date of Problem Resolution request and final resolution

▪	Likelihood of problem recurring and recommended action in the event of a recurrence

▪	Supplier and HP Service Request number for cross reference purposes

▪	Fix or Workaround implemented and how and when available

▪	Tests performed on the Fix or Workaround

▪	If only temporary Fix or Workaround is available, the Action Plan for achieving a Permanent Fix.
3.4.	Closing Problem resolution Request. After problem resolution has been communicated to HP and verified by agreement of HP and the Customer, HP will notify Supplier that HP is closing the Problem Resolution and Request for Technical Assistance.
4.	ESCALATION
4.1.	Requesting and Escalation. If HP determines that additional attention and extra resources from Supplier are needed to resolve a Customer situation or to assist HP engineering on-site, HP may request an Escalation. Supplier will cooperate with HP by following the Escalation procedures set forth below.
4.1.1	When Requesting an Escalation, in addition to the HP provided information required under Problem Resolution in Sections 2 and 3 above, HP will provide:
▪	Caller’s location

▪	Any currently installed Fixes or Workarounds

▪	Reason for Escalation

▪	Steps taken to resolve problem

▪	Any Requests for Problem Resolution issued with respect to the problem.
4.2.	Response to Escalations. Supplier will continue to cooperate with HP until the Escalation is resolved or until HP and Supplier mutually agree that all reasonable means of resolution have been exhausted. Effective as of the date of first customer shipment, Supplier will respond to an Escalation form HP twenty-four (24) hours per day, seven (7) days per week.

4.3.	Escalation Process. HP’s Technical Support Contact may contact Supplier’s Technical Support Contact to request Escalation. HP will follow up by email with any additional information available at the time. Supplier will have primary responsibility to resolve the Escalation, and when mutually deemed necessary, Supplier will make Supplier’s engineering department available to HP’s engineering department at HP’s request so that “Lab to Lab” contact may be established. If Problem Resolution Service Requests are produced as a result of the Escalation, the procedure defined above for Problem Resolution must be followed.

Hewlett-Packard Company	Page 32 of 46

4.4.	Escalation Records. Supplier will keep a record of all Escalation requests in the Supplier’s Tracking System and update their current status.
4.1.1	Escalation records will include, at a minimum, the items listed in Section 3.3.1 above and the following information:
▪	Date of initial request for Escalation

▪	Names of individuals participating in the call

▪	Date/s of subsequent call/s to HP Technical Support

▪	Steps taken to diagnose and remedy the problem

▪	Any Action Plan/s required for follow up or resolution

▪	Date of Final resolution
4.5.	Role of Technical Support Contact During Escalations. The Supplier’s Technical Support Contact will prepare an Action Plan as quickly as possible and will make best efforts to provide an Action Plan within four (4) hours after initial request for Escalation. This Action Plan may be modified by mutual agreement of the parties.

4.6.	Monitor Phase. A Monitor Phase may be implemented by HP to evaluate the situation over a period of time to verify that the problem has been resolved to the Customer’s satisfaction. The monitor Phase states after a resolution is provided to the Customer. When the problem has been resolved to the Customer’s satisfaction, the Monitor Phase is terminated and the Escalation is closed by HP. Both HP and Supplier will coordinate monitoring activities. HP will determine the length of the Monitor Phase.

4.7.	Closing an Escalation. When HP and the Customer agree that the problem has been resolved satisfactorily or the situation no longer requires Escalation, the Escalation will be closed by HP at the end of the Monitor Phase. The Tracking System will then be updated as necessary by Supplier to record the results of the Monitor Phase, including any actions taken, results of those actions, likelihood of problem recurrence and recommended future actions.
5.	OPERATIONAL PROVISIONS
5.1.	Delivery. Supplier will ship Spares from, and accept returns shipped to its facilities located in Bedford, MA and other locations agreed by HP and Supplier. Supplier will promptly ship Spares and repair materials returned from HP. Unless HP requests a later date, lead-time for Spares will be the same as identified in Exhibit B and lead-time to repair returned Spares will not exceed fifteen (15) business days from receipt of materials. If any returned materials are damaged and not repairable, Supplier will notify HP within twenty-four (24) hours of receipt for disposition such as scrap at Supplier’s location or return to HP.

5.2.	Priority Delivery. If HP is experiencing a critical support situation, Supplier will use its best efforts to ship same day.

5.3.	RMA Procedure. HP will request an RMA # prior to return of any material to Supplier. HP will provide quantity, part number/s of materials to be returned. Supplier will provide the RMA# within one (1) business day. HP will not have to sort, separate in-warranty from out-of-warranty, or perform any other screening before sending Spares to Supplier. Supplier will promptly advise HP the quantities of in-warranty and out-of-warranty materials returned. Supplier will provide an appropriate means for RMA requests. Email and phone requests throught Supplier’s Technical Assistance Center will be used for RMA processing.

5.4.	Term of Availability. Supplier will provide Spares and will repair/replace both in and out of warranty Spares during the “Term of Availability” The Term of Availability for each Spare is the period of time continuing from a minimum of five (5) years from the date Product which Spare is used to support is removed from HP’s Corporate Price List (CPL) and which ends upon written notification from Supplier. Supplier’s notification discontinuing support must provide at least six (6) months notice to HP and identify the Spares affected. Pursuant to Section 9.1.1 of the Agreement, Supplier will support HP’s order for “last buy” quantities.

5.5.	Pricing. Purchase prices for Spares and for repair of out-of-warranty Spares are identified in the Schedule of Spares. Pricing will be negotiated between the parties and reviewed periodically. Pricing changes are subject to mutual agreement and must be documented in writing. Spares shall be delivered FCA Supplier’s designated facility (Incoterms 2000). Supplier is responsible to pay costs for shipping, packing, duties, fees, insurance and related charges for shipments to HP from Supplier of Spares repaired or replaced under warranty. HP is responsible to pay costs, for shipping, packing, duties, fees, insurance and related charges for defective shipments to the Supplier.

Hewlett-Packard Company	Page 33 of 46

Warranty claims resulting in no defect found (“NDF”) means a Product whose function was suspect, but no specific fault was detected during Supplier’s performance of failure analysis. Supplier will notify HP of an abnormally high level of NDF and will meet to develop a corrective action plan. Should the NDF rate not drop to a reasonable level within 3 months, HP will reimburse Supplier for the actual and reasonable cost associated with NDF screening and in no event will such costs exceed an amount equal to the price paid by HP for such services on the FRU.

5.6.	Non-Repairable Spares Warranty Recovery. The Schedule of Spares may document Spares that are not economical to repair. HP will not return such Spares to Supplier but will instead scrap those Spares and advise Supplier of the quantity of in-warranty Spares so scrapped. Supplier will credit HP based on the current purchase price of the Spare in the Schedule of Spares.

5.7.	Rights and Assistance to Repair. Supplier grants to HP the right to repair and have repaired Spares for as long as HP chooses to support Products. In the event Supplier chooses to discontinue support of Spares, Supplier will provide to HP, within thirty (30) days of HP’s request (i) a list of components and software required to repair and maintain Spares as well as Supplier’s approved suppliers for these components. Components which are not readily available from sources other than Supplier shall be listed with Supplier’s part numbers and purchase prices identified and made available for HP purchase. Components having generic industry identification, not proprietary to Supplier, will be cross-referenced to generic manufacturer part numbers. (ii) applicable test specifications, test procedures, repair procedures, drawings, test programs and other materials required to allow HP to repair and test Spares including a full description of test equipment, with manufacturer’s model numbers, required to perform such tests. (iii) reasonable assistance as HP may require. Supplier grants HP a perpetual, royalty free, worldwide license to use, copy, modify and distribute any provided materials as required to affect the purposes of this section. This license grant does not extend to commercially available third party software and HP must purchase any such third party software.

5.8.	Quality. Supplier will mark all repaired Spares with the date of repair or ECO revision. Spares will be new or be refurbished to meet all applicable electrical, mechanical, firmware and cosmetic specifications and engineering documentation, including the replacement of damaged or missing non-functioning parts. Upon request by HP, Supplier will provide information reasonably needed by HP to understand quality and reliability issues such as failure analysis data, reliability testing data, inspection histories, and specifications as well as provide access to facilities and repair processes.

5.9.	Third Party Repair Services. HP may use a third party to manage aspects of its repair processes. Upon HP’s request and subject to satisfactory credit approval by Supplier, Supplier will provide HP’s third party repair center with the same support it provides to HP. The third party repair center will be an Eligible Purchaser. Supplier understands the repair center purchases are for HP’s benefit and agrees HP may work directly with Supplier to take advantage of warranty, indemnification and other rights.

5.10.	Supplier Management Program. Supplier agrees to participate in HP’s Supplier Management Program and meet with HP at HP’s offices, as requested up to twice per year, in order to review Supplier’s performance, establish performance metrics to drive continuous improvements, and discuss other areas of mutual concern.
6.0 Survival. In the event the Agreement terminates for any reason except for HP’s breach of its obligations in this Service and Support Exhibit, this Service and Support Exhibit will continue as a stand-alone contract through the end of the Term of Availability and Agreement terms that may be applicable to service and support will be incorporated into and made a part of this surviving Service and Support Exhibit. Agreement terms applicable to support include, without limitation: warranty, delivery, indemnification, remedies, pricing, payment, confidentiality, quality and general terms. In case of conflict, the original Service and Support Exhibit terms will take precedence over the incorporated terms.

Hewlett-Packard Company	Page 34 of 46

APPENDIX I
STRATEGIC AND TECHNCAIL SUPPORT CONTACTS
Initial calls for Voltaire’s Technical Assistance are to go through:
Name:Tia Howell
Phone 1.800.voltaire
Email support@voltaire.com
The following are designated as Strategic Support Contacts:

Voltaire Inc	HP
Name Bob Spear – Director, Customer Support & Professional Services	Name Mark Miller

Address 54 Middlesex Turnpike, Bedford, MA 01730	Address 200 Forest Street, Marlboro, MA 01752

Phone 781.276.1579	Phone 508-467-1671

Fax 781.276.1561	Fax

Email bobs@voltaire.com	Email Mark.O.Miller@hp.com
The following are designated as Technical Support Contacts:

Voltaire Inc	HP
Name Gary Green	Name Joe Woodworth

Address 54 Middlesex Turnpike, Bedford, MA 01730	Address 200 Forest Street, Marlboro, MA 01752

Phone1.800.voltaire	Phone 508-467-2853

Fax 781.276.1561	Fax

Email garyg@voltaire.com	Email Joseph.Woodworth@hp.com

Hewlett-Packard Company	Page 35 of 46

APPENDIX II
RESPONSE TIME SUMMARY:
Voltaire shall respond immediately to HP’s incidents reported via email with a return email confirmation of receipt, which will also include a unique case/ticket number to be used for logging and tracking purposes. Supplier will use best efforts to resolve Technical Assistance calls, Problem Resolution calls and Escalation calls as soon as possible, using commercially reasonable efforts to satisfy the response times specified below.

Permanent Fix or
Long Term Action
HP Call/Problem	Voltaire Acknowledge	Initial Action	Fix or Workaround to	Plan (to achieve
Classification	Problem Receipt	Plan/Status Update	HP	Permanent Fix)
Escalation /BCS**	30 minutes	2-4 hours	24-48 hours	Continuous effort
Critical/Priority 1	30 minutes	8 hours	24- 48 hours	Continuous effort
Serious/Priority 2	1 hour	24 hours	5 days	80% within 45 days
Medium/Priority 3	4 hours	1 business day	10 days	Next Release
Low/Priority 4	1 business day	3 business days	30 days	Next Release

**	BCS = Business Continuity Service
Call/Problem Classifications:

Escalation /BCS: Product situation requiring immediate additional action by HP and Supplier because the problem has not been satisfactorily resolved through normal response channels. This situation is defined by HP and can only be declared to Supply by HP after HP’s standard support escalation procedure.

Critical/Priority 1: Emergency situation in which the Product is not usable, produces incorrect results, loses information or data, or fails catastrophically in response to internal errors, user errors or incorrect input files.

Serious/Priority 2: Detrimental or serious situation in which there is a severe impact on use or performance of the Product. A Serious situation may occur when, for example, a Product experiences one or more inoperable commands or functions that degrades its usability.

Medium/Priority 3: Inconvenient situation in which the Product is usable but does not provide a function in the most convenient or expeditious manner, but use of the Product suffers little or no significant impact.

Low/Priority 4: Noticeable situation in which the use of the Product is affected in some way that is correctable by a temporary documentation change or Workaround to be permanently corrected in the next scheduled release.

Hewlett-Packard Company	Page 36 of 46

APPENDIX III
SCHEDULE OF SPARES

HP Assembly Part
Product	Product Part #	#	Supplier Part #	Unit Price
ISR9024 — Redundant power supply	501S30020	376169-B21	501S30001	*

ISR9024 – Additional management board	501S30020			*

IST9288 — sLB-24, 24 4X IB ports modular line board	501S41000	376172-B21	501D40030	*

IST9288 — sRBD, Router blade drawer	501S41000	376168-B21	501D30040	*

IST9288 — sFB-12, 12 connections fabric board	501S41000	376175-B21	501D40050	*

IST9288 — sMB, Additional management board	501S41000	376176-B21	501D40080	*

IST9288 — sPSU, Additional power supply unit	501S41000	376177-B21	501D40100	*

Out of Warranty repair				*

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Hewlett-Packard Company	Page 37 of 46

Exhibit D
To Agreement No. XXXX-XXXXXX
Software and Documentation Warranty
To the extent Product includes or constitutes Software and with respect to related Documentation, Supplier warrants and represents to HP, in addition to warranties set forth in Section 6 of Exhibit B of the Agreement:
1.	That Supplier has, as of date of delivery, clear title or sufficient proprietary license rights in and to the Software and Documentation to grant HP any license, lease or other non-ownership rights granted in and to the Software and Documentation and that the Software and Documentation are free of any and all restrictions, settlements, judgments or adverse claims that might adversely affect any such right granted HP.
2.	That the software made by Supplier will not (i) contain lock out devices or have any virus, disabling device, time bomb, Trojan horse, back door or any other harmful component, (ii) replicate, transmit or activate itself without control of a person operating the computing equipment on which it resides, (iii) alter, damage or erase any data or other computer programs without control of a person operating the computing equipment on which it resides or (iv) contain any code, key, node lock, time out or other function whether implemented by electronic, mechanical or means which restricts or may restrict use or access to programs or data based on residency on a specific hardware configuration, frequency or duration of use, or other limiting criteria.
3.	That the Software and Documentation, including accompanying trademarks, copyrights and trade names, do not violate or infringe any patent, copyright, trademark, trade secret or other proprietary right of any third party, that Supplier is not aware of any facts upon which such a claim for infringement could be based and that Supplier will promptly notify HP if it becomes aware of any claim or any facts upon which a claim could be based. HP’s exclusive remedy and Supplier’s sole obligation in respect of any breach of this warranty shall be as set forth in Section 13 of Exhibit B.
4.	That for a period of ninety (90) days from the date the Software is delivered to HP (i) the media on which the Software is furnished will be free of defects in materials and workmanship under normal use and (ii) the Software will substantially conform to its published specifications. HP’s exclusive remedy and the entire liability of Supplier under this limited warranty will be at Supplier’s sole option, repair, replacement, credit of the amounts paid for or refund of the amounts paid for Software if reported promptly to Supplier. This limited warranty extends only to HP.

Hewlett-Packard Company	Page 38 of 46

Exhibit E
To Agreement No. XXXX-XXXXXX
Flexibility Agreement
HP will provide Supplier with a forecast as specified in this Agreement. HP’s liabilities to Supplier for Accepted Orders for Product are as follows:

Notice of
Change
Received by
Supplier (Days
Prior to
Committed
Delivery Date)	Increase Quantity	Decrease Quantity	Reschedule	Cancellation
* days	* Supplier will use commercially reasonable efforts to satisfy any increase.	*
		HP shall not be charged for any decrease if it promptly reschedules delivery of those Products for delivery within * days of the original delivery date. Otherwise, HP will pay for the materials in Supplier’s pipeline required to support the quantity of Products not rescheduled.	If HP promptly reschedules delivery of the Product for delivery within * days of the original delivery date, there will be no charge. Otherwise, HP will pay for the materials in Supplier’s pipeline required to support the quantity of Products not rescheduled.	*

* days	* Supplier will use commercially reasonable efforts to satisfy any increase.	*
		HP shall not be charged for any decrease if it promptly reschedules delivery of such Products for delivery within * days of the original delivery date. Otherwise, HP will pay for the materials in Supplier’s pipeline required to support the quantity of Products not rescheduled.	If HP promptly reschedules delivery of the Product for delivery within * days of the original delivery date, there will be no charge. Otherwise, HP will pay for the materials in Supplier’s pipeline required to support the quantity of Products not rescheduled.	*

* days	* Supplier will use commercially reasonable efforts to satisfy any increase.	*
		HP shall not be charged for any decrease if it promptly reschedules delivery of such Products for delivery within * days of the original delivery date. Otherwise, HP will pay for the materials in Supplier’s pipeline required to support the quantity of Products not rescheduled.	If HP promptly reschedules delivery of the Product for delivery within * days of the original delivery date, there will be no charge. Otherwise, HP will pay for the materials in Supplier’s pipeline required to support the quantity of Products not rescheduled.	*

* Omitted pursuant to confidential treatment request. The confidential portion has been filed separately with the SEC.

Hewlett-Packard Company	Page 39 of 46

Exhibit F
To Agreement No. XXXX-XXXXXX
Quality Assurance Requirements.
Quality Responsibility: If HP identifies a quality problem with the Supplier, the Supplier will provide appropriate technical personnel to meet with HP’s “Quality Engineering” personnel to attempt to resolve the problem. Meetings will occur weekly, or more frequently if requested by HP, until any quality issues are resolved. HP may require the Supplier attend additional meetings as required to address quality/reliability issues identified by HP.
Tracking and Reporting.
Functional Product Tracking. The Supplier may be required to provide both new Products and Functional Products to HP. The Supplier must have an internal process (including a database and physical separation) to identify and differentiate between new Products and Functional Products. If applicable, HP will provide the HP Part Number to be assigned to Functional Products.
Repair Data.
Data Collected. The Supplier must maintain complete records of Repairs performed on all Non-Functional Products returned for Repair by HP (collectively “Repair Data”). Individual trace ability will be based on each Returnable Product’s serial number. Repair Data shall include, at a minimum, the following: HP part number, serial number, revision level, failure code, cause of failure, NTF, MROC, DOA, AFR, Supplier original warranty status, Supplier Repair warranty status, Supplier model number, Supplier part number, Component consumption, date and Facility location where each Returnable Product unit has undergone Repair, Repair procedure performed, and actual location/reference designator of the Repaired or replaced Component on the Repaired Returnable Product. The foregoing requirements are in addition to any related requirements which may be specified in the Supplier Handbook.
Reporting. The Supplier will, within 10 of its Business Days after the end of each month, report to HP all available Repair Data relevant to HP for the preceding month.
Record Retention. The Supplier will maintain the Repair Data for a particular Returnable Product for at least three (3) years after the end of the Support Life of the Product.
Warranty Status Reporting. Upon request by HP, the Supplier will provide HP with a complete “Warranty Status Report.” The report will specify, by unique serial number, the warranty status for each new Product and each Functional Product provided to HP by the Supplier, or any subset thereof as is requested by HP.
Alternative Electronic Reporting. In lieu of the obligations in Sections 8.2 (b) and (c) and Section 8.3 of these Support Terms for a particular Product, the Parties may agree to implement an automated and/or electronic method of reporting the Repair Data for the Product. The automated reporting method will be as frequently and in a format required by HP.
Account Status Reports. Upon written request from HP, the Supplier will furnish HP a statement detailing the outstanding invoices issued to HP by the Supplier for Orders placed under these Support Terms. HP may request from the Supplier a summary of all new Products and all Functional Products provided to HP within a specified time period.
The Supplier will provide written documentation of its Repair procedures and meet other requirements that may be required by HP.

Hewlett-Packard Company	Page 40 of 46

Exhibit G: Supplier Social & Environmental Responsibility Agreement
This Supplier Social & Environmental Responsibility (SER) agreement (“Agreement”) is dated this                      [day] of                      [month], 2004, by and between Hewlett-Packard Company, 3000 Hanover Street, Palo Alto, California 94304 (“HP”) and Voltaire, Inc., 54 Middlesex Turnpike, Bedford, MA 01730, (“Supplier”).
RECITALS
A.	This Agreement is intended to supplement any and all contracts and agreements between HP and Supplier for the supply of goods or services by Supplier to HP (“Supply Contracts”).
B.	The Parties wish to address in this Agreement how they may work collaboratively to achieve the objectives of the HP Supplier Code of Conduct [http://www.hp.com/go/supplierE]
NOW THEREFORE, the Parties, and each of them, agree as follows:
1.0	Supplier Responsibility
1.1	Supplier confirms that it has read HP Supplier Code of Conduct [http://www.hp.com/go/supplierE] and agrees with its statement of requirements.

1.2	Supplier will complete HP Supplier Social and Environmental Responsibility (SER) questionnaires available at [http://www.hp.com/go/supplierE]

1.3	Supplier will be responsible for identifying any areas of its operations that do not conform to HP’s Supplier Code of Conduct and for implementing and monitoring improvement programs designed to achieve HP Supplier Code of Conduct.

1.4	Upon request by HP, Supplier will submit a report to HP describing actions taken and progress made by Supplier to meet the requirements of HP’s Supplier Code of Conduct.

1.5	Supplier will provide HP, or its nominated representative, on reasonable notice, access to Supplier’s relevant records insofar as they relate to Supply Contracts, in order to verify information provided in Supplier’s report.
2.0	HP Responsibility
HP agrees that the report and records referred to will only be used for the purposes of assessing the supplier’s progress in accordance with HP Supplier Code of Conduct and will not be disclosed to any third party without Supplier’s prior written consent.
3.0	Scope of Agreement
3.1	This Agreement applies to all existing Supply Contracts.

3.2	This Agreement will remain in force so long as there are any Supply Contracts in force. This Agreement will terminate when and if no Supply Contract is in force.

3.3	This Agreement does not require either HP or Supplier to enter into any Supply Contract nor to enter into any new or further agreement of any kind.

Parties
SIGNED

for and on behalf of HP	for and on behalf of Supplier

Signature	Signature

Name	Name

Position	Position

Date	Date

Hewlett-Packard Company	Page 41 of 46

Exhibit I
To Agreement No. XXXX-XXXXXX
Supplier’s Software License Agreement

NOTICE: READ THIS SOFTWARE LICENSE AGREEMENT CAREFULLY BEFORE USING THE SOFTWARE (IF DELIVERED INSTALLED ON ANY HARDWARE) OR OPENING THE PACKAGE CONTAINING THE SOFTWARE (IF DELIVERED ON MEDIA SEPARATE FROM THE HARDWARE) ACCOMPANYING THIS AGREEMENT. OPENING THE PACKAGE, OR ACCESSING, INSTALLING, COPYING OR OTHERWISE USING THE SOFTWARE, CREATES A LEGALLY ENFORCEABLE CONTRACT AND CONSTITUTES ACCEPTANCE OF ALL TERMS AND CONDITIONS OF THIS AGREEMENT WITHOUT MODIFICATION. EXCEPT IN THE LIMITED RESPECTS EXPRESSLY PROVIDED HEREIN, CUSTOMER’S PURCHASE ORDER OR SIMILAR TERMS SHALL NOT APPLY TO THIS AGREEMENT.
RETURN: IF YOU ARE NOT AUTHORIZED TO ENTER INTO THIS AGREEMENT, OR IF YOU DO NOT AGREE TO ALL OF THE TERMS OF THIS AGREEMENT, THEN WITHIN 10 DAYS, RETURN THE HARDWARE UNUSED OR THE PACKAGE UNOPENED (AS THE CASE MAY BE) TO THE LICENSOR THAT PROVIDED THE SOFTWARE TO YOU.
This Software License Agreement (the Agreement), effective as of the date of Customer’s receipt of the Software unless returned as specified above (the Effective Date), is entered into between [Reseller’s Name], a                      corporation, with offices at                      (a reseller which is authorized to sublicense the Software and Documentation, Licensor) and the Customer identified in the Purchase Order issued to obtain the Software (Customer). The parties agree as follows:
1. DEFINITIONS.
Documentation means the user guide, technical specifications, help information and other documentation delivered to Customer in paper, digital or electronic form with the Software.
Hardware means any Manufacturer router, switch, card or other appliance or equipment identified in the Purchase Order and which is intended by Manufacturer to be operated in connection with the Software.
Manufacturer means that certain third party which manufactures the Hardware, owns the Software and Documentation and makes them available for redistribution by Licensor.
Purchase Order means Customer’s purchase order or other agreement to license the Software (pursuant to the terms set forth herein) and purchase the Hardware, which order has been accepted by Licensor, at its discretion.
Software means any Manufacturer computer program (in object code) identified in the Purchase Order or otherwise delivered to Customer (e.g., pursuant to any separate support services arrangement). Without limitation, Software may include firmware that is installed and executes on the Hardware, or software that is provided on separate media and which is intended to be loaded and executed on the Hardware, or software that is installed on the Hardware and which is intended to be loaded and executed on Customer’s computer system for the purpose of operating the Hardware.
2. LICENSES.
2.1 Software. Subject to all terms and conditions in this Agreement, Licensor grants to Customer a nonexclusive, nontransferable, nonsublicenseable right and license to use the Software without modification, in accordance with the Documentation, and solely for Customer’s internal business purposes in configuring and managing its InfiniBand networks. Customer agrees to use the Software only on the Hardware on which it comes installed (or on which it is intended to be installed by Customer); provided, in respect of certain Software for which the following use is intended, Customer may install and use such Software on its internal computer systems, solely in connection with operating the Hardware. Customer may make one copy of the Software for inactive archival purposes.
2.2 Documentation. Subject to all terms and conditions in this Agreement, Licensor grants to Customer a nonexclusive, nontransferable, nonsublicenseable right and license to use the Documentation internally, and solely in connection with using the Software and Hardware.
2.3 Limitations. Customer may not make, and may not share or use concurrently, more copies of the Software than the maximum number ordered and paid for. The Software is licensed as a single product and Customer may not separate or use its component parts beyond the authorized number of computers or CPUs. Customer acknowledges the installing and using the Software may result in changes to the operating system environment.
2.4 License Control. Customer acknowledges that the Software may contain code or require devices that detect or prevent unauthorized use of, or disable, the Software.
3. CONFIDENTIALITY.
3.1 Scope. The term Confidential Information means all trade secrets, know-how, inventions, developments, software and other financial, business or technical

Hewlett-Packard Company	Page 42 of 46

information of Licensor or any of its suppliers (including the Manufacturer) that is disclosed by or for Licensor in relation to this Agreement, but not including any information Customer can demonstrate is (a) rightfully furnished to it without restriction by a third party without breach of any obligation to the disclosing party, (b) generally available to the public without breach of this Agreement or (c) independently developed by it without reliance on such information. All Software, Documentation and pricing information is Confidential Information.
3.2 Confidentiality. Except for the specific rights granted by this Agreement, Customer shall not use or disclose any Confidential Information without Licensor’s written consent, and shall use reasonable care to protect the Confidential Information. Customer shall be responsible for any breach of confidentiality by its employees and contractors. Promptly after any termination of this Agreement (or at Licensor’s request at any other time), Customer shall return all tangible Confidential Information, permanently erase all Confidential Information from any storage media and destroy all information, records and materials developed therefrom. Customer may disclose only the general nature, but not the specific terms, of this Agreement without the prior consent of Licensor.
4. PROPRIETARY RIGHTS.
4.1 Customer. Customer shall own all right, title and interest in and to all data and records generated or stored by the Software.
4.2 Restrictions. Except as specifically permitted in this Agreement, Customer shall not directly or indirectly: (a) use any Confidential Information to create any software or documentation that is similar to any Software or Documentation; (b) disassemble, decompile, reverse engineer or use any other means to attempt to discover any source code or underlying ideas, algorithms or organization of the Software (except and only to the extent that these restrictions are expressly prohibited by applicable statutory law); (c) encumber, sublicense, transfer or distribute any Software, or use the Software for the benefit of any third party (e.g., service bureau arrangement); (d) copy, create derivative works of or otherwise modify any Software or Documentation; or (e) permit any third party to do so. Customer will promptly notify Licensor in writing of any unauthorized use, reproduction or distribution of any Software.
4.3 Third Party Software. The Software may operate or interface with software or other technology that is identified in the Documentation (In-Licensed Code) and which is licensed to Manufacturer from, and owned by, third parties (Third Party Licensors). Customer agrees that (a) it will use In-Licensed Code in accordance with this Agreement and any other restrictions specified in the applicable license set forth or referenced in the Documentation, (b) no Third Party Licensor makes any representation or warranty to Customer concerning the In-Licensed Code or Software and (c) no Third Party Licensor will have any obligation or liability to Customer as a result of this Agreement or Customer’s use of the In-Licensed Code.
4.4 No Implied Licenses. Except for the limited rights and licenses expressly granted hereunder, no other license is granted, no other use is permitted and Licensor (and Manufacturer and its licensors, as the case may be) shall retain all right, title and interest in and to the Software and Documentation (and all patent rights, copyright rights, trade secret rights and all other intellectual property and proprietary rights embodied therein). Customer agrees not to take any action inconsistent with such ownership.
4.5 Markings. Customer shall not (and shall not permit any third party to) alter, obscure or remove any trademark, patent notice or other proprietary or legal notice contained on any Software, Documentation or packaging.
5. WARRANTY AND DISCLAIMERS.
5.1 Software. Licensor warrants to Customer that the unaltered Software will operate substantially in conformance with the Documentation for a period of 90 days after the Effective Date. Any warranty claim under this Section 5.1 must be made in writing during such 90-day period. Licensor’s sole obligation and Customer’s exclusive remedy in respect thereof is to use reasonable efforts to repair or replace the Software that Licensor determines, in its reasonable judgment, is nonconforming or, at Licensor’s sole discretion, to accept return of such Software and refund to Customer the price paid therefor.
5.2 Exclusions. The foregoing warranty shall not apply to any nonconformity resulting from operating system or other software, or other hardware, nor shall it apply to any Software that was (a) used, handled, operated, maintained or stored improperly, or in any manner not in accord with Licensor’s instructions or recommendations, the Documentation or industry standard practice or (b) repaired, altered or modified other than by or for Licensor.
5.3 Disclaimers. NEITHER MANUFACTURER NOR ANY THIRD PARTY LICENSOR MAKES ANY REPRESENTATION OR WARRANTY HEREUNDER TO CUSTOMER CONCERNING THE SOFTWARE, DOCUMENTATION OR OTHERWISE. EXCEPT AS SPECIFICALLY PROVIDED HEREIN, THE SOFTWARE AND DOCUMENTATION ARE PROVIDED BY LICENSOR “AS IS” WITHOUT WARRANTY OF ANY KIND. LICENSOR DOES NOT WARRANT THAT THE PRODUCTS WILL MEET CUSTOMER’S REQUIREMENTS, OR THAT SOFTWARE OPERATION WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT ANY ERRORS CAN OR WILL BE FIXED. LICENSOR HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, INTEGRATION, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND ALL WARRANTIES ARISING

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FROM ANY COURSE OF DEALING OR PERFORMANCE OR USAGE OF TRADE.
6. LIMITATION OF LIABILITY.
LICENSOR (AND MANUFACTURER AND THIRD PARTY LICENSORS) SHALL NOT BE LIABLE CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, REGARDLESS OF THE FORM OF ANY CLAIM OR ACTION (WHETHER IN CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE), FOR ANY (A) MATTER BEYOND ITS REASONABLE CONTROL, (B) LOSS OR INACCURACY OF DATA, LOSS OR INTERRUPTION OF USE, OR COST OF PROCURING SUBSTITUTE TECHNOLOGY, GOODS OR SERVICES, (C) INDIRECT, PUNITIVE, INCIDENTAL, RELIANCE, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF BUSINESS, REVENUES, PROFITS OR GOODWILL, OR (D) DIRECT DAMAGES, IN THE AGGREGATE, IN EXCESS OF THE FEES PAID TO IT UNDER THIS AGREEMENT FOR THE SOFTWARE GIVING RISE TO SUCH DAMAGES DURING THE 12-MONTH PERIOD PRIOR TO THE DATE THE CAUSE OF ACTION AROSE, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS ARE INDEPENDENT FROM ALL OTHER PROVISIONS OF THIS AGREEMENT AND SHALL APPLY NOTWITHSTANDING THE FAILURE OF ANY REMEDY PROVIDED HEREIN.
7. TERM AND TERMINATION.
7.1 Term. This Agreement shall commence on the Effective Date and continue in effect until terminated as provided herein.
7.2 Termination. Customer may terminate this Agreement at any time for its convenience upon at least 30 days prior written notice to Licensor. Either party may terminate this Agreement (a) if the other party materially breaches a provision of this Agreement and fails to cure such breach within 30 days (10 days in the case of failure to make any payment required under the Purchase Order) after receiving written notice of such breach from the non-breaching party or (b) immediately upon written notice, if the other party makes an assignment for the benefit of creditors, or a receiver, trustee in bankruptcy or similar officer is appointed to take charge of any or all of the other party’s property, or the other party seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding or such a proceeding is instituted against the other party and is not dismissed within 90 days, or the other party becomes insolvent or, without a successor, dissolves, liquidates or otherwise fails to operate in the ordinary course. This Agreement shall automatically terminate without further action by any party, immediately upon material breach by Customer of any limitation or restriction set forth in Section 2.3 or 4.2.
7.3 Infringement. Licensor may terminate this Agreement upon written notice to Licensor at any time and, after return of the Software, refund to Customer the depreciated value of the Software (calculated as the license fees paid to Licensor, amortized on a straight-line basis over a 3-year period). The foregoing states the entire liability of Licensor (and Manufacturer and its licensors), and Customer’s exclusive remedy, with respect to any actual or alleged violation of intellectual property rights by the Software, any part thereof or by its use or operation.
7.4 Effects of Termination. Upon termination of this Agreement for any reason, all rights, obligations and licenses of the parties hereunder shall cease, except that (a) all obligations that accrued prior to the effective date of termination and any remedies for breach of this Agreement shall survive any termination and (b) the provisions of Sections 3 (Confidentiality), 4 (Proprietary Rights), 5 (Warranties and Disclaimers), 6 (Limitation of Liability), 8 (General Provisions) and this Section 7 shall also survive.
8. GENERAL PROVISIONS.
8.1 Intended Beneficiary. The parties agree that Manufacturer is an intended third party beneficiary under this Agreement, and it may institute action (for itself or on behalf of any Third Party Licensor) in law or equity against either party as may be necessary or prudent to effect compliance with provisions regarding Confidentiality and Proprietary Rights and recover damages for any breach thereof.
8.2 Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior negotiations, understandings or agreements (oral or written), between the parties about the subject matter of this Agreement. No waiver, consent or modification of this Agreement shall bind either party unless in writing and signed by the party against which enforcement is sought. The failure of either party to enforce its rights under this Agreement at any time for any period will not be construed as a waiver of such rights. If any provision of this Agreement is determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect and enforceable.
8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflicts of law provisions.
8.4 Remedies. Except as specifically provided otherwise, each right and remedy in this Agreement is in addition to any other right or remedy, at law or in equity. Customer agrees that, in the event of any breach or threatened breach of Section 3 or 4, Licensor (or Manufacturer or Third Party Licensor) will suffer irreparable damage for which there is no adequate remedy at law. Accordingly, Licensor shall be entitled to injunctive and other equitable remedies to prevent or restrain such breach or threatened breach, without the necessity of posting any bond.

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8.5 Notices. Any notice or communication hereunder shall be in writing and either personally delivered or sent via confirmed facsimile, recognized express delivery courier or certified or registered mail, prepaid and return receipt requested, addressed to the other party at its address specified above or in the Purchase Order, or at such other address designated in a subsequent notice. All notices shall be in English, effective upon receipt.
8.6 Assignment. This Agreement and the rights and obligations hereunder are personal to Customer, and may not be assigned or otherwise transferred, in whole or in part, without Licensor’s prior written consent. Any attempt to do otherwise shall be void and of no effect. Without Customer’s consent, Licensor may assign this Agreement to Manufacturer. This Agreement shall be binding upon, and inure to the benefit of, the successors, representatives and permitted assigns of the parties.
8.7 Independent Contractors. The parties shall be independent contractors under this Agreement, and nothing herein will constitute either party as the employer, employee, agent or representative of the other party, or both parties as joint venturers or partners for any purpose.
8.8 Compliance With Laws Customer shall comply with all applicable export control laws, restrictions and regulations of any US or foreign agency or authority. Customer will not and will not allow, directly or indirectly, the use, transmission, export, re-export or other transfer of any product, technology or information it obtains or learns pursuant to this Agreement (or any direct product thereof) in violation of any such law, restriction or regulation. Customer shall be responsible for obtaining any necessary license or approval and otherwise complying with the latest US export regulations. Customer agrees to comply with all other applicable regulatory, statutory and treaty requirements, and not to place Licensor (or Manufacturer) in jeopardy of not complying with any such requirements. Customer agrees to defend and indemnify Licensor from and against any penalties, fines, damages, liabilities, losses, costs and expenses (including reasonable attorneys’ fees) arising out of any claim that the Software, Documentation or other information or materials provided by Licensor were exported or otherwise accessed, shipped or transported in violation of applicable laws and regulations.
8.9 License to the Government. If any user of the Software or Documentation is a department, agency or other entity of the United States Government, the use, duplication, reproduction, modification, release, disclosure or transfer of the Software and Documentation is restricted in accordance with FAR 12.212 for civilian agencies and DFAR 227.7202 for military agencies. The Software is commercial computer software and the Documentation is commercial computer software documentation, and their use is further restricted in accordance with the terms of this Agreement.
8.10 Basis of Bargain. EACH PARTY RECOGNIZES AND AGREES THAT THE WARRANTY DISCLAIMERS AND LIABILITY AND REMEDY LIMITATIONS ARE MATERIAL BARGAINED-FOR BASES OF THIS AGREEMENT AND THAT THEY HAVE BEEN TAKEN INTO ACCOUNT BY EACH PARTY AND REFLECTED IN DETERMINING THE CONSIDERATION TO BE GIVEN BY EACH PARTY HEREUNDER AND IN THE DECISION TO ENTER INTO THIS AGREEMENT.
8.11 Acknowledgment. Customer acknowledges that (a) it has read and understands this Agreement, (b) it has had an opportunity to have its legal counsel review this Agreement, (c) this Agreement has the same force and effect as a signed agreement, (d) Licensor requires identification of the Customer before issuing this license and (e) issuance of this license does not constitute general publication of the Software, Documentation or any other Confidential Information.

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EXHIBIT J
HP Software License Terms
[XC EULA TO BE INSERTED]
EXHIBIT K
Third Party Code and Licenses Included in Software
HCA host stack:
•	The LINUX operating system is a free software program subject to the GNU General Public License and its terms. A copy of such license can be found at www.gnu.org/licenses or obtained from Voltaire upon request.

•	The MVAPICH software was developed by The Ohio State University’s Network-Based Computing Laboratory (NBCL) headed by Professor Dhabaleswar K. Panda. Copyright (c) 2002 The Ohio State University. All rights reserved. The use of such software is subject to the terms of a Copyright Agreement, a copy of can be found at: http://nowlab.cis.ohio-state.edu/projects/mpi-iba.

•	MPICH is a freely available, portable implementation of MPI. Copyright in MPICH have been asserted by the University of Chicago and the Mississippi State University (c) 1993. The use of such software is subject to the terms of a copyright and disclaimer notice, a copy of can be found at: http://nowlab.cis.ohio-state.edu/projects/mpi-iba/LICENSE.mvapich2.TXT

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